                                                                  EXECUTION COPY


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                          MANAGEMENT SERVICES AGREEMENT





                                     BETWEEN





                          BMJ MEDICAL MANAGEMENT, INC.





                                       AND





                      ORTHOPAEDIC SURGERY ASSOCIATES, INC.





                        Effective as of September 1, 1997



================================================================================

                                TABLE OF CONTENTS


                                                                            Page
SECTION 1  RETENTION OF THE MANAGEMENT COMPANY .............................   2
  1.1.       Retention .....................................................   2
  1.2.       Exclusivity ...................................................   2
  1.3.       Relationship of Parties .......................................   2
  1.4.       No Referral Obligation ........................................   3
SECTION 2  TERM ............................................................   3
SECTION 3  MANAGEMENT SERVICES .............................................   3
  3.1.       Management Services Generally .................................   3
  3.2.       Premises ......................................................   5
  3.3.       Equipment .....................................................   7
  3.4.       New Ancillary Services ........................................   9
  3.5.       Administration, Finance and Accounting ........................  11
  3.6.       Billing and Collection ........................................  14
  3.7.       Administrative Personnel ......................................  19
  3.8.       Technical Personnel; Leased Employees .........................  20
  3.9        Medical Personnel Recruiting ..................................  22
  3.10       Inventory and Supplies ........................................  23
  3.11.      Taxes .........................................................  23
  3.12.      Information Systems Management ................................  23
  3.13.      Use of New Technologies in the Practice of Medicine ...........  25
  3.14.      Public Relations; Marketing and Advertising ...................  25
  3.15.      Insurance .....................................................  25
  3.16.      Files and Records .............................................  26
  3.17.      Managed Care Contracts ........................................  27
  3.18.      Budgets .......................................................  27
  3.19.      Force Majeure .................................................  28
SECTION 4  CONSIDERATION ...................................................  28
SECTION 5  COSTS, COMPENSATION, AND OTHER PAYMENTS .........................  28
  5.1.       Ownership of Accounts; Security ...............................  28
  5.2.       Bank Accounts .................................................  29
  5.3.       Medical Group Compensation ....................................  29
  5.4.       Management Fee ................................................  34


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  5.5.       Management Company Costs ......................................  37
  5.6.       New Medical Office Start-Up Costs .............................  40
  5.7.       Medical Group Costs ...........................................  42
  5.8.       New Ancillary Services Costs ..................................  43
  5.9.       Review and Audit of Books and Records .........................  46
  5.10.      Start-Up Period ...............................................  46
  5.11       New Physician Compensation Costs ..............................  47

SECTION 6  REPRESENTATIONS AND WARRANTIES OF THE MEDICAL GROUP .............  48
  6.1.       Organization; Good Standing; Qualification and Power ..........  49
  6.2.       Equity Investments ............................................  49
  6.3.       Authority .....................................................  49
  6.4.       Financial Information .........................................  50
  6.5.       Absence of Undisclosed Liabilities ............................  51
  6.6.       Absence of Changes ............................................  51
  6.7.       Tax Matters ...................................................  54
  6.8.       Litigation, Etc. ..............................................  56
  6.9.       Compliance; Governmental Authorizations .......................  56
  6.10.      Accounts Receivable; Accounts Payable .........................  57
  6.11.      Labor Relations; Employees ....................................  58
  6.12.      Employee Benefit Plans ........................................  59
  6.13.      Insurance .....................................................  60
  6.14.      Real Property .................................................  61
  6.15.      Burdensome Restrictions .......................................  61
  6.16.      Disclosure ....................................................  61
SECTION 7  REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT COMPANY ........  62
  7.1.       Organization, Good Standing and Power .........................  62
  7.2.       Authority .....................................................  62
  7.3.       Capitalization ................................................  64
  7.4.       Financial Information .........................................  64
  7.5.       Absence of Undisclosed Liabilities ............................  65
  7.6.       Absence of Changes ............................................  65
  7.7.       Litigation, Etc. ..............................................  67
  7.8.       Compliance; Governmental Authorizations .......................  67



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  7.9.       Employees .....................................................  68
  7.10.      Insurance .....................................................  68
  7.11.      Burdensome Restrictions .......................................  68
  7.12.      Disclosure ....................................................  68
SECTION 8  OPERATIONS COMMITTEE ............................................  69
  8.1.       Formation and Operation of the Operations Committee ...........  69
  8.2.       Authoritative Functions of the Operations Committee ...........  69
  8.3.       Committee Policies and Procedures .............................  72
SECTION 9  OBLIGATIONS OF THE MEDICAL GROUP ................................  73
  9.1.       Compliance with Laws ..........................................  74
  9.2.       Use of Facility ...............................................  74
  9.3.       Choice of Braces, Splints, Appliances, Medical Supplies,
             and Allografts ................................................  75
  9.4.       Choice of Radiologists, Anesthesiologists, Hospitals,
             Physical Therapy, MRI, and Other Medical Professionals
             and Facilities ................................................  75
  9.5.       Insurability ..................................................  75
  9.6.       Medicare ......................................................  76
  9.7.       Accounts Receivable; Billing ..................................  76
  9.8.       Medical Personnel Hiring ......................................  76
  9.9.       Continuing Education ..........................................  76

  9.10.      Clinical Research .............................................  77
SECTION 10 CERTAIN COVENANTS ...............................................  77
  10.1.      Change of Control .............................................  77
  10.2.      Legend on Securities ..........................................  78
SECTION 11 RECORDS .........................................................  78
  11.1.      Medical Records ...............................................  78
  11.2.      Management Business Records ...................................  78
  11.3.      Access to Records Following Termination .......................  79
SECTION 12 INSURANCE AND INDEMNITY .........................................  79
  12.1.      Professional Liability Insurance ..............................  79
  12.2.      Life Insurance; Business Interruption .........................  80
  12.3.      Indemnification by Medical Group ..............................  81
  12.4.      Indemnification by Management Company .........................  81



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SECTION 13  TERMINATION; RESCISSION ........................................  82
  13.1.      Termination by Medical Group ..................................  82
  13.2.      Termination by Management Company .............................  83
  13.3.      Termination by Medical Group or Management Company ............  84
  13.4.      Effect of Termination .........................................  84
  13.5.      Repurchase of Assets ..........................................  86
  13.6       Rescission By Medical Group ...................................  88
SECTION 14 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION ......................  89
  14.1.      Non-Disclosure ................................................  89
SECTION 15 NON-COMPETITION .................................................  91
SECTION 16 OBLIGATIONS OF THE MANAGEMENT COMPANY ...........................  91
  16.1.      No Practice of Medicine .......................................  91
  16.2.      No Interference with Professional Judgment ....................  91
  16.3       Market Development Limitation .................................  92
  16.4       Physician Advisory Board ......................................  94
  16.5       Ancillary Services Facilities .................................  94
  16.6       Business Plan .................................................  94
  16.7       Business Combination ..........................................  95
SECTION 17 ASSIGNMENT ......................................................  95
SECTION 18 NOTICES .........................................................  96
SECTION 19 BENEFITS OF AGREEMENT ...........................................  97
SECTION 20 SEVERABILITY ....................................................  97
SECTION 21 GOVERNING LAW ...................................................  97
SECTION 22 HEADINGS ........................................................  98
SECTION 23 ENTIRE AGREEMENT; AMENDMENTS ....................................  98
SECTION 24 ATTORNEYS' FEES .................................................  98
SECTION 25 COUNTERPARTS ....................................................  99
SECTION 26 WAIVERS .........................................................  99
SECTION 27 SURVIVAL OF TERMINATI0N .........................................  99
SECTION 28 CONTRACT MODIFICATION FOR PROSPECTIVE LEGAL EVENTS ..............  99


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





                             INDEX OF DEFINED TERMS

                                                                        Page No.

Accounts.................................................................... 28
Acquired Company............................................................ 93
Acquired Physicians......................................................... 93
Acquisition................................................................. 93
Additional Term.............................................................  3
Administrative Personnel.................................................... 19
Agreement...................................................................  1
Ancillary Division.......................................................... 43
Ancillary Service Start-Up Costs............................................ 45
Ancillary Service Start-Up Period........................................... 45
Annual Draw Amount.......................................................... 31
Annual Medical Group Compensation Amount.................................... 30
Annual Overpayment.......................................................... 31
Annual Shortfall............................................................ 31
Applicable Percentage....................................................... 36
Articles of Incorporation................................................... 11
Asset Purchase Agreement....................................................  1
Assignment of Lease.........................................................  5
Authorized Management Company Operating Costs............................... 39
Authorized Signatories...................................................... 16
Balance Sheet............................................................... 50
Balance Sheet Date.......................................................... 50
Bankruptcy Event............................................................ 82
Base Term...................................................................  3
Billable Medical Personnel.................................................. 42
Billings.................................................................... 32
Budgets..................................................................... 27
Business Plan............................................................... 94
Bylaws...................................................................... 11
Code........................................................................ 55
Collateral.................................................................. 28
Collections................................................................. 32
Combined Exclusivity Area................................................... 92
Commencement Date...........................................................  3
Confidential or Proprietary Information..................................... 90
Constituent Practices....................................................... 54
Conversion Notice........................................................... 36
Conversion Period........................................................... 36
Corporate Overhead.......................................................... 39
Departing Physician......................................................... 34
Documents................................................................... 16
Draw Percentage............................................................. 29
Eligible Parties............................................................ 28
Employee Plans.............................................................. 59

Employees................................................................... 58



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                             INDEX OF DEFINED TERMS

                                                                        Page No.

Equipment...................................................................  8
ERISA....................................................................... 59
Excluded Costs.............................................................. 38
Exclusivity Period.......................................................... 92
Facility.................................................................... 74
FF&E........................................................................  8
Financing Statement......................................................... 29
Guaranteed Minimum Fee...................................................... 34
Internal Financial Statements............................................... 51
Involuntary Departure....................................................... 35
Legal Determination......................................................... 99
Lender...................................................................... 28
LOA......................................................................... 77
Look Back Period............................................................ 37
Management Business.........................................................  1
Management Company..........................................................  1
Management Company Balance Sheet............................................ 64
Management Company Balance Sheet Date....................................... 64
Management Company Bank..................................................... 29
Management Company Costs.................................................... 37
Management Company Operating Costs.......................................... 38
Management Company Transaction Documents.................................... 62
Management Fee.............................................................. 34
Management Services.........................................................  2
Medical Business............................................................  1
Medical Equipment...........................................................  7
Medical Group...............................................................  1
Medical Group Bank.......................................................... 15
Medical Group Collections Account........................................... 15
Medical Group Costs......................................................... 42
Medical Group Services...................................................... 32
Medical Group Transaction Documents......................................... 49
Medical Personnel........................................................... 22
Monthly Draw................................................................ 30
New Ancillary Service Medical Equipment..................................... 44
New Ancillary Services....................................................... 9
New Medical Office.......................................................... 41
New Medical Office Start-Up Costs........................................... 41
New Medical Office Start-Up Period.......................................... 42
New Office Division......................................................... 40
New Physician............................................................... 48

New Physician Compensation.................................................. 48
New Physician Net Collections............................................... 47
Office Lease................................................................  6
Operating Account........................................................... 29

                             INDEX OF DEFINED TERMS

                                                                        Page No.

Operations Committee........................................................ 69
Physician Advisory Board.................................................... 94
Physician Breakeven Date.................................................... 48
Physician Start Date........................................................ 48
Professional Management Cost Savings........................................ 36
Professional Medical Cost Savings........................................... 36
Professional Practice Cost Savings.......................................... 36
Promissory Note............................................................. 83
Real Property............................................................... 61
Rescission Effective Date................................................... 88
Rescission Notice........................................................... 88
Rescission Option........................................................... 88
Rescission Period........................................................... 88
Restricted Stock Agreement.................................................. 81
Returns..................................................................... 54
Review Financial Statements................................................. 51
Signature Date..............................................................  1
Simplified Exclusivity Area................................................. 93
Specialty Care Network Profit............................................... 36
Tax......................................................................... 55
Taxes....................................................................... 55
Technical Personnel......................................................... 20
Tenant Improvements......................................................... 71
Term......................................................................... 3
Unaudited Financial Statements.............................................. 64




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






                                   ATTACHMENTS
                                   -----------
SCHEDULES
---------
SCHEDULE I        --       New Ancillary Services -- Exceptions
SCHEDULE II       --       Management Company Operating Cost Budget
SCHEDULE III      --       Equity Participation
SCHEDULE IV       --       Draw Date and Draw Percentage
SCHEDULE V        --       Management Fee -- Applicable Percentage
SCHEDULE VI       --       Professional Practice Cost Savings
SCHEDULE VII      --       Computation Example
SCHEDULE VIII     --       Non-Competition
SCHEDULE 6.2      --       Equity Investments
SCHEDULE 6.3      --       Consents
SCHEDULE 6.4      --       Financial Information
SCHEDULE 6.5      --       Absence of Undisclosed Liabilities
SCHEDULE 6.6      --       Absence of Changes
SCHEDULE 6.7      --       Tax Matters
SCHEDULE 6.8      --       Litigation, Etc.
SCHEDULE 6.10     --       Accounts Receivable; Accounts Payable
SCHEDULE 6.11     --       Labor Relations; Employees
SCHEDULE 6.12     --       Employee Benefit Plans
SCHEDULE 6.13     --       Insurance
SCHEDULE 6.14     --       Real Property
SCHEDULE 6.15     --       Burdensome Restrictions
SCHEDULE 6.16     --       Disclosure
SCHEDULE 7.2      --       Consents
SCHEDULE 7.4      --       Financial Information
SCHEDULE 7.5      --       Absence of Undisclosed Liabilities
SCHEDULE 7.6      --       Absence of Changes
SCHEDULE 7.7      --       Litigation, Etc.
SCHEDULE 7.9      --       Employees
SCHEDULE 7.11     --       Burdensome Restrictions

EXHIBITS
--------

EXHIBIT A         --       Asset Purchase Agreement

EXHIBIT B         --       Assignment of Lease


EXHIBIT C         --       Restricted Stock Agreement

EXHIBIT D         --       Stockholder Non-Competition Agreement

                                                    THIS MANAGEMENT SERVICES
                                     AGREEMENT (the "Agreement") is entered
                                     into on October 16, 1997, (the
                                     "Signature Date"), effective as of
                                     September 1, 1997, by and between
                                     ORTHOPAEDIC SURGERY ASSOCIATES, INC.,
                                     a Florida corporation (the "Medical
                                     Group"), and BMJ MEDICAL MANAGEMENT,
                                     INC., a Delaware corporation (the
                                     "Management Company"), with reference to the facts set forth below:

     A. The Medical Group is engaged in the business (the "Medical Business") of providing orthopedic medical and surgical services and related medical and ancillary services to the general public.

     B. The Management Company is a corporation engaged in the business (the "Management Business") of providing management, administrative, financial, marketing, information technology, and related services to professional medical organizations.

     C. Concurrently herewith, the Management Company and the Medical Group are entering into an Asset Purchase Agreement (the "Asset Purchase Agreement"), in the form of Exhibit A attached hereto, pursuant to which the Management Company is acquiring substantially all of the assets of the Medical Group.

     D. The Management Company and the Medical Group desire to enter into this Agreement, pursuant to which, among other things, the Management Company will render certain management and administrative services to the Medical Group.

     NOW, THEREFORE, the Medical Group and the Management Company hereby agree as follows:

     SECTION 1. Retention of the Management Company.

     1.1. Retention.

     The Medical Group hereby retains the Management Company to provide all of the management and related services identified or referenced in Section 3 hereof and as otherwise required by this Agreement (collectively, the "Management Services"), and the Management Company hereby accepts such retention and agrees to provide such services, upon the terms and subject to the conditions set forth herein.

     1.2. Exclusivity.

     During the term of this Agreement, the Management Company shall be the exclusive provider of all management and administrative services utilized by the Medical Group; provided, however, that the Medical Group may contract directly with or otherwise engage individuals or companies for the provision of accounting, legal, consulting, or other professional or advisory services (provided that such services shall be in addition to, and not in replacement of, the services to be provided by the Management Company hereunder), all in the sole discretion of the Medical Group and at the sole cost of the Medical Group.

     1.3. Relationship of Parties.

     Notwithstanding anything contained herein to the contrary, (a) the Management Company and the Medical Group intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, or employment relationship between the parties, and (b) the Management Company is hereby engaged solely to provide management and administrative services to the Medical Group and shall not interfere with, control, direct, or supervise the Medical Group or any medical professional employed by the Medical Group in connection with the provision of professional medical services.

     1.4. No Referral Obligation.

     The parties agree that the benefits to the Medical Group hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral, purchase, or any other arrangement for the provision of any item or service to or for any of the Medical Group's patients in or from any medical facility or laboratory or from any other entity owned, operated, controlled, or managed by the Management Company.

     SECTION 2. Term.

     Provided that the Closing under the Asset Purchase Agreement shall have occurred as provided therein, and subject to such start-up procedures as the parties may agree upon for purposes of facilitating the transition of responsibilities required by this Agreement, the performance of services under this Agreement shall commence as of September 1, 1997 (the "Commencement Date") and shall expire on the fortieth (40th) anniversary of the Commencement Date unless terminated earlier pursuant to the terms hereof (the "Base Term"). The Base Term of this Agreement shall be automatically extended for successive terms

(each, an "Additional Term," and together with the Base Term, the "Term") of five years each, unless either party delivers to the other party, not less than six (6) months nor more than nine (9) months prior to the expiration of the then-current Term, written notice of such party's intention not to so extend the Term of this Agreement.

     SECTION 3. Management Services.

     3.1. Management Services Generally.

     (a) The Management Company shall be the sole and exclusive manager and administrator of all day-to-day business functions for the Medical Group, subject to the provisions of Section 1.2 hereof. The Management Company shall provide all of the management and administrative services reasonably required by the Medical Group in connection with the provision of any and all of the Medical Group Services (as hereinafter defined) and as otherwise provided in this Agreement, including without limitation the services described in Sections 3.2 through 3.17 hereof.

     (b) Without limiting the generality of the provisions of Section 3.1(a), and subject to the further provisions of this Agreement, the Management Services shall include such management and administrative services as may be reasonably required in connection with (i) all of the offices (including New Medical Offices, as hereinafter defined) of the Medical Group, and (ii) all professional services and all ancillary services furnished by the Medical Group.

     (c) Additionally, the full range of Management Services as described in this Agreement shall be applicable with respect to the items identified as Medical Group Costs in Section 5.7 hereof, except that such Medical Group Costs shall be paid by the Medical Group rather than by the Management Company. Accordingly, the Management Company shall provide accounting, bookkeeping, and related services with respect to all such costs.

     (d) The Management Company may enter into such contracts and agreements with outside services and suppliers as the Management Company shall reasonably deem necessary in connection with the provision of the Management Services, and, to the extent permitted by applicable law, such contracts and agreements shall, except as otherwise specified by the Operations Committee, be in the name of the Management Company; provided, however, that without the prior approval of the Operations Committee (as hereinafter defined), the Management Company shall not enter into any agreement pursuant to which an unaffiliated third party will perform substantially all of the duties of the Management Company set forth in
Section 3.6(a) hereof. The Management Company shall have no authority, directly or indirectly, to perform, and shall not perform or enter into any agreement to perform, Medical Group Services or any other medical function required by law to be performed by a licensed physician or by any other licensed health care professional.

     (e) The Management Company shall comply in all material respects with all applicable material Federal, state and local laws, regulation, and ordinances in connection with the provision of the Management Services hereunder.

     3.2. Premises.

     (a) The Medical Group, as of the Commencement Date, leases premises and provides Medical Group Services at the following location(s):

      1401 N.W. 9th Avenue
      Boca Raton, Florida  33486

      2828 S. Seacrest Boulevard
      Suite 204
      Boynton Beach, Florida 33435

      5130 Linton Boulevard
      Suite E3
      Delray Beach, Florida  33484

Immediately prior to the Commencement Date, the above-identified premises were leased to the Medical Group, in the Medical Group's name. Effective from and after the Commencement Date, each of the leases for such premises (except for 9th Avenue) is to be assigned from the Medical Group to the Management Company pursuant to an assignment (each, an "Assignment of Lease") substantially in the form attached hereto as Exhibit B. During the Term, the Medical Group shall, subject in all instances to the terms of such leases, have the right to use such premises solely for the provision of Medical Group Services in accordance with the terms of this Agreement. In connection therewith, the Medical Group agrees in all instances to abide by all of the terms and provisions of all such leases. Upon the expiration of any of the leases assigned in accordance with this Section

3.2(a), the Management Company shall use its best efforts to enter into a new lease, in the name of the Management Company, with the landlord of such premises; provided, however, that the approval of the Medical Group, which shall not be unreasonably withheld, shall be required in the event of any substantial changes in the terms of such lease, and if the Medical Group does not give such approval, the failure to enter into such new lease shall not constitute a default of the Management Company. Each assigned lease and each new lease entered into between the Management Company and the landlord is referred to herein as an "Office Lease."

     (b) A New Medical Office (as hereinafter defined) may be opened only upon approval of the Operations Committee. The capital costs and start-up costs reasonably required in connection with the opening of any New Medical Office shall be borne as set forth in Section 5 hereof. The premises of any New Medical Office shall be leased by the Management Company, in the Management Company's name unless otherwise specified by the Operations Committee, and the Medical Group shall, subject in each instance to the terms of any such lease, have the right to use the premises of any such New Medical Office solely for the provision of Medical Group Services in accordance with the terms of this Agreement. In connection therewith, the Medical Group agrees in all instances to abide by all of the terms and provisions of all such leases. Notwithstanding anything to the contrary contained in this Agreement, the Management Company may, in its sole discretion, determine to permanently close any New Medical Office if such office is not, after 12 months of operation, profitable (as determined in the sole discretion of the Management Company).

     (c) Except as set forth in Sections 3.2(a) or (b) above, the closing or relocation of any offices of the Medical Group shall be subject to agreement by the Medical Group and the Management Company.

     (d) The services to be provided by the Management Company with respect to the premises leased in accordance with this Section 3.2 shall include, without limitation, the negotiation and renegotiation of leases, provision of ongoing liaison with the landlords of the respective premises, identification of potential new locations for Medical Group offices, financial analysis relating to the opening, closing, and relocation of any offices, arrangement of necessary repairs, maintenance and improvements, procurement of property insurance, arrangement of telephone and other utility services, and hazardous waste disposal, and all other reasonably necessary or appropriate services related to all of the offices of the Medical Group.

     (e) The Management Company also shall provide all necessary or appropriate leasehold improvements to each of the premises, subject to prior approval as provided in Section 8.2 hereof.

     (f) The Medical Group acknowledges that the Management Company makes no warranties or representations, expressed or implied, regarding the condition of any of the leased premises.


     3.3. Equipment.

     (a) During the Term, the Management Company shall provide to the Medical Group all equipment, including diagnostic and therapeutic medical equipment, reasonably required by the Medical Group in connection with the provision of Medical Group Services (collectively, the "Medical Equipment"). The Management Company shall acquire (or lease), at its cost, all Medical Equipment, and the Management Company shall retain ownership of (or the leasehold interest with respect to) all Medical Equipment; provided, however, that one hundred percent (100%) of the cost of such Medical Equipment shall be charged back to the Medical Group on a depreciated basis. As used herein, the term

Medical Equipment shall not include medical equipment used in connection with a New Ancillary Service (as hereinafter defined).

     (b) The Management Company also shall provide to the Medical Group, or arrange for the provision of, all furniture, furnishings, trade fixtures, and office equipment reasonably required in connection with the provision of Medical Group Services pursuant to this Agreement (collectively, "FF&E"). The Management Company shall acquire, at its cost, all FF&E, and the Management Company shall retain ownership of all FF&E. As used herein, the term FF&E does not include furniture, furnishings, trade fixtures, and office equipment used in connection with a New Ancillary Service.

     (c) The Medical Equipment and the FF&E are sometimes referred to collectively as the "Equipment." The acquisition, replacement, relocation, or other disposition of any Equipment shall require prior approval as provided in
Section 8.2 hereof.

     (d) The Medical Group's right to use the Equipment shall be subordinate to the rights of any unaffiliated third party to which the Management Company elects, in its sole discretion, to grant any security interest, mortgage, lien or other encumbrance in or on the Equipment. The Medical Group shall use the Equipment only in connection with its provision of the Medical Group Services, and the Medical Group shall not alter, repair, augment, or remove the Equipment from the premises of the Medical Group without the prior written consent of the Management Company and any lessor thereof, which approval may be granted or withheld in the Management Company's or such lessor's sole discretion. To the extent the Equipment is utilized by the Medical Group in the provision of Medical Group Services, the Medical Group shall have the right to exercise reasonable control over the use of such Equipment.

     (e) From time to time, and as reasonably requested by the Medical Group, the Management Company shall use reasonable efforts to cause the Equipment manufacturer or its authorized agent to provide service and maintenance for the Equipment as needed to maintain the Equipment in an operable condition, so that all such Equipment shall function continuously (subject to interruptions not reasonably avoidable) in accordance with the manufacturer's specifications and so that all conditions imposed by the manufacturer to maintaining the continued effectiveness of any warranty on such Equipment shall be satisfied. The Management Company shall take all reasonable steps to provide that all necessary service and maintenance is obtained in a prompt and timely manner, so as to minimize the amount of time that any of the Equipment is not available for usage by or for patients of the Medical Group.

     (f) THE MEDICAL GROUP ACKNOWLEDGES THAT THE MANAGEMENT COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE EQUIPMENT PROVIDED TO THE MEDICAL GROUP PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DESIGN CONDITION OF THE EQUIPMENT, THE CONFORMANCE THEREOF TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE ORDER RELATING THERETO, OR THE FITNESS OF THE EQUIPMENT FOR ANY PARTICULAR PURPOSE. Nothing in this Agreement shall be construed to affect or limit in any way the professional discretion of the Medical Group to select and use any Equipment acquired by the Management Company in accordance with the terms of this Agreement insofar as such selection or use constitutes or might constitute the practice of medicine.

     3.4. New Ancillary Services.

     (a) For purposes of this Agreement, "New Ancillary Services" means the technical component (but not the professional component) of the following, except as set forth in Schedule I:

            (i) Physical therapy;

           (ii) Rehabilitative therapy;

          (iii) Occupational therapy;

           (iv) Magnetic resonance imaging, CT and/or other imaging services (except diagnostic radiology);

            (v) Outpatient surgery, such as may be provided in an ambulatory surgical center; and;

           (vi) Other revenue-producing services generally recognized as ancillary services, but excluding the following:


               (A) Any services generally provided by the Medical Group immediately prior to the Commencement Date, including without limitation (1) plain film and other diagnostic radiology (if any), (2) ultrasound, (3) bone densitometry,
                    (4) electromyogram, (5) psychological testing, and (6) vascular studies; and

               (B) Any service performed in connection with new Medical Equipment acquired to replace existing Medical Equipment so long as the new Medical Equipment performs substantially the same functions as the replaced Medical Equipment.

New Ancillary Services do not include the sale or provision of (or services rendered in connection with) prosthetics, prosthetic devices, orthotics, durable medical equipment, braces, splints, appliances, crutches, casts, or any other supplies or similar items which are billable to patients or payors, all of which are to be included in the scope of Medical Group Services.

     (b) New Ancillary Services may be established only upon agreement of the Medical Group and the Management Company. Such agreement shall be memorialized in a written agreement executed by the parties (or in a written amendment to this Agreement) under which the Management Company agrees to provide all of the Management Services described in this Section 3 in connection with such New Ancillary Service, and for which the Management Company shall be compensated as described in Section 5.8 of this Agreement, except as may otherwise be agreed upon by the parties.

     3.5. Administration, Finance and Accounting.

     The Management Company shall provide or arrange for the provision of all administrative, financial, and accounting functions necessary for the operation of the Medical Group, including, without limitation, the following (if applicable):

          (a)  Creation and maintenance of bank accounts.

          (b)  Deposits of receipts.

          (c) Preparing accounts receivable summary reports, including various analyses of delinquent accounts.

          (d) Receiving appropriate approvals as required by the Medical Group's articles of incorporation (the "Articles of Incorporation") and its bylaws (the "Bylaws") prior to distribution of payments to outside parties; provided, however, that the Management Company shall not be responsible for or liable with respect to interpretations of the Articles of Incorporation or Bylaws.

          (e) Disbursement of payables, including payables of the Medical Group; provided, however, that payables of the Medical Group shall be paid from an account of the Medical Group and not from any of the Management Company's bank accounts, and all checks drawn on any Medical Group account shall be signed by an authorized representative of the Medical Group.

          (f) Assisting the Medical Group in the procurement and negotiation of vendor and managed care payor contracts.

          (g) Performing monthly accounting functions, including bank reconciliations, maintenance of books and records, and preparation of financial statements.

          (h)  Analyzing financial data as reasonably requested by physicians.

          (i) Analyzing potential New Medical Office locations, and coordinating all functions associated with opening New Medical Office locations.

          (j) Preparing monthly financial and medical practice statistics reports by satellite office and by physician, and the Management Company shall use its reasonable efforts to have such reports available, with respect to any given month, 20 days after the end of such month.

          (k) If requested by the Medical Group, providing from the Medical Group's bank account(s) compensation payments to physicians and professional corporations pursuant to service agreements, monthly profit and loss distributions, and quarterly bonus calculations; provided, however, that the Management Company shall not be responsible for or liable with respect to interpretations of the Articles of Incorporation or Bylaws; provided, further, that all checks drawn on any Medical Group bank account shall be signed by an authorized representative of the Medical Group.

          (l) Calculating physicians' annual earnings based on the Medical Group's physician compensation formulas.

          (m) Ongoing day-to-day communication with the managing partner, member or stockholder (or other manager of the Medical Group) and assisting such person in fulfilling his responsibilities.

          (n) Preparing agendas and information packages for Medical Group meetings.

          (o) Developing budgets and long-term strategies for the Medical Group, including an initial long-term plan and capital expenditures budget and the Management Company shall use its reasonable efforts to have such plan and budget delivered to the Medical Group within 180 days and 90 days, respectively, after the Commencement Date.

          (p)  Coordinating payroll processing and payroll tax payments.

          (q)  Providing ongoing personnel FTE analysis.

          (r) Sponsoring employee benefit plans and providing administrative services relating thereto for the Medical Personnel (as hereinafter defined), provided that if the Medical Group elects not to participate in the employee benefit plans established by the Management Company, the Management Company shall not be required to perform the services set forth in this clause (r).

          (s) Coordinating recruitment, interviewing, and hiring of new physicians approved by the Medical Group, in the sole discretion of the Medical Group.

          (t) Implementing fee schedule increases and/or decreases established by the Medical Group.

          (u)  Coordinating depositions and court appearances.

          (v)  Assisting in the coordination of call schedules.

          (w) Assisting in the coordination of coverage of athletic team events.

          (x)  Acting as liaison to hospital administration, physical therapy,

               surgery center, MRI, and other ancillary services entities.

          (y) Cooperating with outside accountants in preparing various schedules and providing other information.

          (z)  Interacting with legal counsel as necessary.

     3.6. Billing and Collection.

     (a) The Medical Group acknowledges that ownership of all Accounts (as hereinafter defined) is transferred by the Medical Group to the Management Company as provided in greater detail in Section 5.1 of this Agreement. In order to facilitate the collection of the Accounts, the Management Company shall through its personnel retained to work in the offices of the Medical Group (i) bill patients and third party payors in the Medical Group's name; (ii) collect accounts receivable resulting from such billing; (iii) receive payments and prepayments from the Medical Group's patients, Blue Cross and Blue Shield organizations, insurance companies, health care plans, Medicare, Medicaid, HMOs, and any and all other third party payors; (iv) take possession of and deposit into such bank (the "Medical Group Bank") as the Medical Group designates, in an account established by the Medical Group in the name of the Medical Group (the "Medical Group Collections Account"), any and all checks, insurance payments, cash, cash equivalents and other instruments received for Medical Group Services; and (v) initiate with the consent of the Medical Group, which consent may be withheld by the Medical Group in its sole and absolute discretion, legal proceedings in the name of the Medical Group to collect any Accounts and monies owed to the Medical Group, to enforce the rights of the Medical Group as a creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries) as third-party payors. The Medical Group shall promptly turn over to the Management Company for deposit into the Medical Group Collections Account in accordance with this Agreement all checks and other payments received by the Medical Group or by any of its partners, equity owners or employees from any patient or third party payor for Medical Group Services rendered during the Term.

     (b) From time to time at the Management Company's request, the Medical Group shall make available to the Management Company one or more authorized signatories (the "Authorized Signatories") of the Medical Group to sign any letters, checks, instruments or other documents (the "Documents") on behalf of the Medical Group that are necessary for the Management Company to take the actions specified in this Section 3.6 and to perform its duties under this Agreement. If the Management Company notifies the Medical Group that an Authorized Signatory is not signing the Documents in a timely manner, the Management Company shall not be liable for any failure to perform its duties hereunder or for any failure to perform the Management Services to the extent caused by the failure of an Authorized Signatory to sign the Documents in a timely manner.

     (c) The Management Company shall submit all bills and manage the billing process on a timely basis in accordance with the terms of this Agreement and applicable law.

     (d) Without limiting the generality of the foregoing, the Management Company shall bill patients, bill and submit claims to third party payors, perform appropriate coding for each bill, and collect all fees for professional and other services rendered and for items supplied to patients by the Medical Group, all in a timely manner and in accordance with applicable law and parameters and criteria established by the Operations Committee (as hereinafter defined). Additionally, the Management Company shall provide the following services which are currently being provided by or on behalf of the Medical
Group:

            (i) Receive and collect from patients at the time of visit all appropriate payments and pre-payments, including co-pays, deductibles, payments for non-covered medical services, and deposits for surgeries (if applicable), and shall obtain all appropriate insurance and other information required.

           (ii) Submit claims utilizing electronic billing submission, whenever appropriate.

          (iii) Perform delinquent account collection calls and other appropriate follow-up mechanics for delinquent accounts of all insurance classifications, all in a timely fashion as determined by the Operations Committee.

           (iv) Turn over to outside collection agencies all delinquent accounts satisfying the criteria established by the Operations Committee. The Management Company shall also follow-up on the performance of the outside collection agencies and make changes, if necessary, and shall reconcile each account turned over to the summary data provided by the collection agency.


            (v) Write-off account balances according to criteria approved by the Operations Committee.

           (vi) Prepare claim reviews in accordance with criteria approved by the Operations Committee.

          (vii) Bill workers' compensation medical services at rates equal to the most recently approved Florida workers' compensation fee schedule.

         (viii) Apply "insurance only" and other courtesy write-offs in compliance with Operations Committee policy.

           (ix) With respect to discounted fee-for-service contracts with Preferred Provider Organizations (PPOs) and Health Maintenance Organizations (HMOs), determine that payments received from such PPOs and HMOs are in compliance with their respective contracts with the Medical Group.

            (x) With respect to capitation fee contracts with HMOs:

                (A) Follow-up to ensure that payments to the Medical Group are made on a timely basis; and

                (B) Review and audit enrollment data provided by the HMO to ensure that the capitation payments are based on the proper number of lives enrolled.

           (xi) With respect to lien accounts, the Management Company shall:

                (A) Ensure that appropriate documents are signed and agreed to initially as between the Medical Group, attorney and patient;

                (B) Follow-up on a regular basis as to the status of the account; and

                (C) Apply the policies of the Operations Committee in resolving open account balances.

          (xii) With respect to student athlete accounts, the Management Company shall coordinate insurance and other information in compliance with the policy of the Operations Committee.

         (xiii) With respect to amounts withheld by payors in compliance with contracts between the payor and the Medical Group, follow-up on a timely basis to ensure that withheld amounts are paid to the Medical Group, if warranted, and to ensure that amounts not paid are verified and audited for appropriateness.

          (xiv) Coordinate the timely payment of refunds to patients and third party payors when appropriate.

     3.7. Administrative Personnel.

     (a) The Management Company shall retain and provide or arrange for the retention and provision of the following non-medical personnel necessary for the conduct of the Medical Group's business operations (collectively, "Administrative Personnel"):

               (i)  Administration;

              (ii)  Accounting;

              (iii) Billing and Collection;

              (iv)  Secretarial;

               (v)  Transcription;

              (vi)  Appointments;

             (vii)  Switchboard;

            (viii)  Medical Records filing and transcription;

              (ix)  Chart Preparation;

               (x)  Historians;

              (xi)  Clinic Support;

             (xii)  Marketing; and

            (xiii)  Contract procurement and negotiation.

     (b) The Management Company shall determine and pay, or arrange for the payment of, the salaries and fringe benefits of the Administrative Personnel, and shall provide or arrange for other personnel services related to the Administrative Personnel, including, but not limited to, scheduling, determining personnel policies, administering continuing education benefits, and payroll administration.

     (c) With respect to each applicable new employee in Administrative Personnel, the Management Company shall, as reasonably necessary, verify, or arrange for the verification of, educational and employment experience, licensure, and insurability.

     (d) The Management Company shall attempt, consistent with sound business practices, to honor Medical Group requests with regard to the retention or assignment of specific Administrative Personnel to the Medical Group. In the event that the Management Company receives a complaint from the Medical Group that any of the Administrative Personnel is interfering with or disrupting the provision of Medical Group Services by the Medical Group, the Management Company will use reasonable efforts to attempt to promptly remedy any such complaint. If any such complaint is not remedied to the reasonable satisfaction of the Medical Group, then the Management Company shall remove such Administrative Personnel, if requested by the Medical Group, from the Medical Group's facilities, if and to the extent such action by the Management Company will not violate any applicable law.

     (e) All of the services provided by the Management Company under this
Section 3.7, including the obligations set forth in Section 3.7(d), shall be performed in compliance with all applicable laws.

     3.8. Technical Personnel; Leased Employees.

     (a) Subject to the conditions set forth in this Section 3.8, the Management Company shall employ or contract with, or shall arrange for, and shall provide to the Medical Group as leased employees, such Technical Personnel (as defined below) as may reasonably be necessary for the conduct of the Medical Business.

     (b) For purposes of this Agreement, "Technical Personnel" means nurses, medical assistants, x-ray technicians, other technicians, and other personnel who perform diagnostic tests or other services that are covered by Medicare or by other third party payors when performed by an employee of a physician under the physician's supervision.

     (c) The Medical Group shall have the right to exercise, and shall exercise, such supervision and control over the activities of the Technical Personnel as may be necessary for the Technical Personnel to be considered leased employees under the Medicare program and under applicable law. Without limiting the generality of the foregoing, the Medical Group shall:

            (i) have the right to have any Technical Personnel terminated from employment;

           (ii) furnish the Technical Personnel with the equipment and supplies needed by the Technical Personnel for their work, which equipment and supplies will be provided to the Medical Group by the Management Company in accordance with the terms of this Agreement;

          (iii) provide the Technical Personnel with any necessary training;

           (iv) instruct the Technical Personnel regarding their activities performed for the Medical Group;

            (v) establish the hours of work for the Technical Personnel;

           (vi) approve vacation time and other time off from work; and

          (vii) provide that degree of supervision as is required by Medicare and by other third party payors to satisfy applicable conditions for coverage thereunder.

     (d) With respect to each of the Technical Personnel, the Management Company shall verify or arrange for the verification of educational and employment experience, licensure and insurability, and shall review and provide the Medical Group with copies of any complaints contained in public files with applicable state and Federal commissions.

     3.9. Medical Personnel Recruiting.

     (a) The Management Company shall, upon request by the Medical Group, assist the Medical Group in recruiting Medical Personnel. The Medical Group shall be solely responsible for the selection and retention of Medical Personnel, provided that any such Medical Personnel shall possess all of the licensure required under applicable Federal and state law for such individual to perform his or her duties. "Medical Personnel" means:

           (i) Physicians (including fellows and residents, if any) providing professional medical services who are employees or independent contractors of the Medical Group; and

          (ii) Physician assistants, nurse practitioners, and other health care professionals who provide services that are billable to patients or third party payors under the name of such health care professional (as distinguished from services that are billable under the name of the supervising physician).

     (b) With respect to each of the Medical Personnel, the Management Company shall verify, or arrange for the verification of, educational and employment experience, licensure and insurability, and shall review and provide the Medical Group with copies of any complaints contained in public files with applicable state and Federal commissions.

     3.10. Inventory and Supplies.

     The Management Company shall order and purchase, or arrange for the order and purchase of, inventory and supplies on behalf of the Medical Group, and such other ordinary or appropriate materials as the Medical Group reasonably deems necessary for the Medical Group to carry out its Medical Group Services. Inventory and supplies shall include, but not be limited, to:

          (a)  Medical supplies;

          (b)  Office supplies;

          (c)  Postage;

          (d)  Computer forms and supplies;

          (e)  Printing and stationery supplies;

          (f)  Printer supplies; and

          (g)  Linen and laundry supplies.

     3.11. Taxes.

     The Management Company shall provide the Medical Group with access to all information necessary for the Medical Group to prepare its tax returns. The Management Company shall have no responsibility for:

          (a)  The payment of the Medical Group's taxes; or

          (b)  The preparation of any income tax returns for the Medical Group.

     3.12. Information Systems Management.

     (a) The Management Company shall provide or arrange for the provision of management information systems services to be utilized by the Medical Group. These services shall include, but not be limited to, ongoing maintenance and enhancement of the existing information systems used by the Medical Group in connection with the provision of the following services:

             (i) Accounts receivable - Billing/Insurance/ Collections;

            (ii) On-line appointment scheduling;

           (iii) Internal e-mail;

            (iv) On-line transcription;

             (v) Faxing subsystem;

            (vi) Electronic claims submission;

           (vii) Patient flow monitoring system;

          (viii) Authorization module;

            (ix) Prescription module;

             (x) X-ray tracking system;

            (xi) Voice mail;

           (xii) Paperless medical records;

          (xiii) Bar code chart tracking system;

           (xiv) Utilization management information; and

            (xv) Outcome studies.

     (b) The services provided by the Management Company shall protect the confidentiality of patient medical records to the extent required by applicable law or the Medical Group's payor agreements; provided, however, that in no event shall a breach of such confidentiality be deemed a default under this Agreement if the Management Company acted reasonably and in good faith to protect such confidentiality.

     3.13. Use of New Technologies in the Practice of Medicine.

     The Management Company shall utilize reasonable efforts to promote the integration of new technologies into the professional practice of the Medical Group, including, without limitation, the use of satellite and other telecommunications services that permit the provision of remote consultations, virtual operations, and other professional services; provided, however, that the foregoing shall be subject to the terms of Section 8.2(e) hereof.

     3.14. Public Relations; Marketing and Advertising.

     The Management Company shall develop and implement community outreach programs and public relations programs designed to educate the patient population regarding the Medical Group, the availability of its medical services, and the availability in terms of any managed care programs in which the Medical Group participates. The Management Company also shall develop and implement marketing and advertising programs as reasonably required to promote and expand the Medical Business, subject to any approved budgets. These programs shall be developed in such manner as the Management Company (in consultation with the Medical Group) deems practical, and shall be conducted in compliance with applicable laws and regulations governing advertising by the medical profession. Any promotional materials created solely for the purpose of marketing the services provided by the Medical Group and the use of any individual physician's name in any promotional materials shall require the consent of the Medical Group or such physician, as the case may be.

     3.15. Insurance.

     The Management Company shall, to the extent permitted by applicable law, provide the insurance coverage described in

Section 12.1, and may obtain the insurance described in Section 12.2 of this Agreement.

     3.16. Files and Records.

     (a) To the extent permitted by applicable law, the Management Company shall supervise and maintain custody of all files and records relating to the operation of the business of the Medical Group, including, without limitation, accounting, billing, collection and patient medical records. The management of all files and records shall be in compliance with applicable state and Federal statutes. Patient medical records shall at all times be and remain the property of the Medical Group and shall be located at a location that is readily accessible for patient care. The Management Company shall preserve the confidentiality of patient medical records and use information contained in such records only for the limited purposes necessary to perform the Management Services set forth herein; provided, however, that in no event shall a breach of such confidentiality be deemed a default under this Agreement if the Management Company acted reasonably and in good faith to protect such confidentiality.

     (b) The Management Company shall provide all off-site storage of files and records as required by applicable law and in conjunction with policies established by the Operations Committee. The Management Company shall provide the Medical Group with all requested off-site files and records on a timely basis, consistent with the policies of the Medical Group in effect from time to time. Any change in such policies shall be subject to the approval of the Operations Committee.

     (c) In the event of termination of this Agreement, the Management Company shall deliver to the Medical Group at no charge a copy of the books and records of the Medical Group in the Management Company's possession. In the event any physician of the Medical Group terminates his affiliation with the Medical Group during the Term, the Management Company shall, within 30 days after receipt of written instructions from the Medical Group, deliver to such physician a copy of the books and records pertaining to the Medical Group Services provided by such physician during the five years prior to such physician's departure from the Medical Group; provided that the Management Company shall not be obligated to return any books and records pertaining to Medical Group Services provided prior to the Commencement Date.

     3.17. Managed Care Contracts.

     The Management Company shall assist the Medical Group in soliciting, negotiating and administering all managed care contracts on behalf of the Medical Group based on parameters and criteria established by the Operations Committee. Such services shall be performed by the Management Company as agent of the Medical Group, and all managed care contracts shall be subject to the Medical Group's prior approval of any such contract. The Management Company shall prepare cost forecasts and other analyses as reasonably requested by the Medical Group in order to allow the Medical Group to make an informed decision with respect to each proposed contract.

     3.18. Budgets.

     The Management Company shall prepare, for the review and approval of the Operations Committee, annual operating budgets (the "Budgets") reflecting in reasonable detail projected Billings, Collections, Medical Group Costs, and Management Company Operating Costs (all as hereinafter defined); provided, however, that the Medical Group and the Management Company hereby agree that the budget attached hereto as Schedule II is the Budget for the Medical Group with respect to the initial three-month period under this Agreement. All other budgets shall be on a calendar year basis. The Management Company shall prepare and submit to the Operations Committee all subsequent

Budgets on or before December 15 of the year immediately preceding the calendar year for which such Budget is applicable.

     3.19. Force Majeure.

     The Management Company shall not be liable to the Medical Group for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, changes in applicable law or regulations or other events over which the Management Company has no control for so long as such events continue and for a reasonable time thereafter.

     SECTION 4. Consideration.

     In consideration of the Medical Group's entering into this Agreement, the Management Company shall provide to each person identified on Schedule III attached hereto (the "Eligible Parties"), the consideration set forth opposite such person's name on Schedule III, the allocation of which has been determined and apportioned by the Medical Group.

     SECTION 5. Costs, Compensation, and Other Payments.

     5.1. Ownership of Accounts; Security.

     The Medical Group hereby transfers to the Management Company ownership of all accounts receivable and other rights to payment arising from the provision by the Medical Group of the Medical Group Services and related services to the general public during the Term (the "Accounts"); provided, however, that the right to payment of Medicaid and Medicare receivables shall remain with the Medical Group in accordance with applicable Federal and state law. The Management Company shall have the right to grant to any lender (the "Lender") a lien and security interest in and with respect to the Accounts, together with all books, records, computer information and other general intangibles relating thereto (collectively, the "Collateral"), as security for the obligations of the Management Company to the Lender, and the Medical Group shall execute a financing statement (the "Financing Statement") for the benefit of the Management Company evidencing the foregoing transfer of the Accounts and perfecting the Management Company's ownership interests therein. The Medical Group hereby acknowledges that the Lender is a third party beneficiary of the benefits granted to the Management Company under this Section
5.1. The Medical Group shall cooperate with the Lender as reasonably requested in the event the Lender seeks to enforce its rights and remedies under its agreement with the Management Company, including granting the Lender access, to the extent permitted by law, to all books and records associated with the Collateral. Neither the Management Company nor the Lender shall be required to give the Medical Group any notice in connection with any loan or related financing arrangements affecting the Accounts or other Collateral.

     5.2. Bank Accounts.

     The Medical Group shall instruct the Medical Group Bank to transfer, on a daily basis, all funds in the Medical Group Collections Account (less the amount necessary to avoid the payment of bank charges or fees relating to the failure to maintain a minimum balance in the Medical Group Collections Account) to a bank (the "Management Company Bank") designated by the Management Company, for credit to an account in the Management Company's name (the "Operating Account").

     5.3. Medical Group Compensation.

     (a) Monthly Draw.

           (i) On each Draw Date (as hereinafter defined) during the Term hereof, the Management Company shall distribute to the Medical Group an amount equal to a percentage (the "Draw Percentage") of the Medical Group's total Billings (as hereinafter defined) for Medical Group

     Services provided during the previous month (the "Monthly Draw"). The Draw Date and the initial Draw Percentage are as set forth on Schedule IV, and the Draw Percentage shall be adjusted as provided in Section 5.3(a)(ii).

          (ii) Commencing May 15, 1998, and effective May 15 of each year thereafter, the Draw Percentage shall be adjusted to equal a fraction, the numerator of which is the Annual Medical Group Compensation Amount (as hereinafter defined) for the previous year, and the denominator of which is the total amount of Billings for the previous year. Additionally, the Management Company shall adjust the Draw Percentage from time to time (but in no event less than one additional time during any twelve-month period) based on the actual Collections year-to-date in order to minimize the amount of any annual settlement payment reasonably anticipated to be required under Section 5.3(b).

     (b) Annual Settlement.

            (i) On or before April 30 of each year beginning 1998, the

     Management Company shall calculate the compensation (the "Annual Medical Group Compensation Amount") earned by the Medical Group with respect to the prior calendar year in accordance with the following:

               (A) The total Collections for all Medical Group Services rendered during such year, minus

               (B)  the sum of the following:

                    (1) the Management Fee earned by the Management Company for the previous calendar year; and

                    (2) the Authorized Management Company Operating Costs (as hereinafter defined) incurred by the Management Company during such year.

           (ii) If the Annual Medical Group Compensation Amount thus determined exceeds (the "Annual Shortfall") the total of the twelve (12) Monthly Draws paid by the Management Company to the Medical Group during the previous calendar year (the "Annual Draw Amount"), the Management Company shall pay to the Medical Group on or before May 15, an amount equal to the Annual Shortfall. If the Annual Medical Group Compensation is less (the "Annual Overpayment") than the Annual Draw Amount, the Management Company shall withhold from the Monthly Draw otherwise payable to the Medical Group, during each of the following six (6) months, an amount equal to one-sixth (1/6) of such Annual Overpayment.

          (iii) With respect to this Section 5.3(b), for purposes of determining the total Collections for all Medical Group Services provided during any calendar year or portion thereof during the Term, all Collections during January, February, and March of such year shall be deemed to be for Medical Group Services rendered during the previous calendar year, and all Collections during April through December shall be deemed to be for Medical Group Services rendered during the calendar year in which such Collections were received. The foregoing shall also apply with respect to determining the Management Fee earned by the Management Company for the previous calendar year, for purposes of this Section 5.3(b).

           (iv) Notwithstanding anything to the contrary set forth herein, the first period for which the annual settlement described in this Section 5.3(b) shall be applicable is the period commencing on the Commencement Date and ending on December 31, 1997.

     (c) For purposes of this Agreement:

            (i) "Billings" means, for any applicable period, the gross charges of the Medical Group for all Medical Group Services furnished during such period.

           (ii) "Collections" means, for any applicable period, all cash or cash equivalents received during such period for Medical Group Services, including any capitation payments, less any refunds, recoupments, repayments or reductions applied during such period.

          (iii) "Medical Group Services" means the following services rendered by, through, or on behalf of the Medical Group: all professional services rendered by or under the supervision of any of the Medical Personnel (including professional services rendered in connection with New Ancillary Services); all plain film and other diagnostic radiology services rendered by or under the supervision of any of the Medical Personnel; all other ancillary services (other than New Ancillary Services); all ultrasound; all prosthetics, prosthetic devices, orthotics, braces, splints, appliances, durable medical equipment, and other items and supplies that are billable to patients or to third party payors; depositions, record review services, court appearances, and independent medical exams; and all other services provided on a regular basis by the Medical Group immediately prior to the Commencement Date (except as set forth below).

           (iv) It is the intent of the parties that Billings, Collections, and Medical Group Services not include any of the following:

                    (A) New Ancillary Services (excluding professional services rendered by Medical Personnel in connection therewith, which professional services are included under Section 5.3(c)(iii) above);

                    (B)  interest income;

                    (C) royalties payable to any Medical Group physician for medical inventions;

                    (D) fees payable under consulting agreements entered into by Medical Group physicians, including any such agreements set forth on Annex I attached hereto;

                    (E)  revenues from presentations, publications, medical

                         directorships, service as the head of a department in a hospital or other health care facility, clinical trials, investigations and endorsements, including any such activities set forth on Annex I attached hereto;

                    (F) proceeds from the sale of any capital assets of the Medical Group; and

                    (G)  any income from investments.

Notwithstanding anything to the contrary contained therein, any revenues received by any Billable Medical Personnel (as hereinafter defined) from any source set forth in clauses (D) and (E) above, shall be included in Billings, Collections and Medical

Group Services if the revenues from Medical Group Services generated by such Billable Medical Personnel during any year are materially reduced by the Billable Medical Personnel's participation in such activities.


            (v) For illustrative purposes only, an example of the computation of the Annual Settlement is set forth on Schedule VII attached hereto.

     5.4. Management Fee.

     (a) The compensation payable to the Management Company for the provision of Management Services under this Agreement (the "Management Fee"), which the Management Company may retain from funds received by the Management Company from time to time at its discretion, shall be equal to (i) the sum of (A) an amount equal to the Applicable Percentage (as hereinafter defined) of Collections, (B) an amount equal to sixty six and two-thirds percent (66-2/3%) of the Professional Management Cost Savings (as hereinafter defined) and (C) any amounts owed to the Management Company pursuant to Section 5.11 hereof, if any, less (ii) an amount equal to the Medical Group's pro rata portion of the Specialty Care Network Profit (as hereinafter defined) for such period, if any, based on the number of claims generated by the Medical Group through the specialty care network owned or operated by the Management Company during the applicable period; provided, however, that in the event the Applicable Percentage of Collections shall equal an amount that is less than $799,000 for any calendar year ending on or before December 31, 2001, the Management Fee for such period shall, notwithstanding anything to the contrary contained herein, equal $799,000 plus the amounts described in clauses (B) and (C) above (the "Guaranteed Minimum Fee"). The Guaranteed Minimum Fee shall be decreased by an amount determined in accordance with the formula set forth below in the event that any physician equity owner (the "Departing Physician") of the Medical Group
(1) retires from, or terminates
his or her equity owner status in, the Medical Group and the Departing Physician pays the Buyout Amount (as defined in the Stockholder Non-Competition Agreement), in full, to the Management Company pursuant to Section 5 of the Stockholder Non-Competition Agreement (as hereinafter defined), or (2) dies or becomes permanently disabled (as such term is defined in the Restricted Stock Agreement (as hereinafter defined)) (such death or permanent disability being referred to herein as an "Involuntary Departure"). Any such event shall cause a decrease in the Guaranteed Minimum Fee only for the year in which the Buyout Amount is paid or the Involuntary Departure occurs, as the case may be. The amount of the decrease in the Guaranteed Minimum Fee shall be determined pursuant to the following:

                               Q = IC / MGC x GMF

               where,

               Q = the amount by which the Guaranteed Minimum Fee shall be reduced;

               IC = the aggregate Collections of the Departing Physician for the 12-month period ending on the last day of the month prior to the date the Departing Physician leaves the Medical Group;

               MGC = the aggregate Collections of the Medical Group for the 12-month period ending on the last day of the month prior to the date the Departing Physician leaves the Medical Group; and

               GMF = $799,000.

The Guaranteed Minimum Fee for the year following the year in which the Departing Physician pays the Buyout Amount or the Involuntary Departure occurs shall again equal $799,000. The

               Management Fee shall not include any Professional Medical Cost Savings (as hereinafter defined), but all of such savings will accrue for the benefit of the Medical Group. For illustrative purposes only, an example of the computation of the Management Fee is set forth on Schedule VII attached hereto.

     (b) For purposes of this Section 5.4, the following terms have the meanings set forth below:

            (i) "Applicable Percentage" has the meaning set forth on Schedule V;

           (ii) "Professional Management Cost Savings" means the actual Professional Practice Cost Savings described in Section A.1 of Schedule VI;

          (iii) "Professional Medical Cost Savings" means the actual Professional Practice Cost Savings described in Section A.2 of Schedule VI.

           (iv) "Professional Practice Cost Savings" means the actual cost savings determined in the manner described on Schedule VI; and

            (v) "Specialty Care Network Profit" means the excess of the fee(s) received by the Management Company over the costs incurred by the Management Company, each in connection with its ownership and/or operation of a specialty care network.

     (c) Notwithstanding anything contained herein to the contrary, during the 30 day period from September 1, 2000 to September 30, 2000 (the "Conversion Period"), the Medical Group shall have the right, upon delivery of a written notice (the "Conversion Notice") to the Management Company, to cause the Management Fee to be converted from a fee based upon the Applicable Percentage of Collections to a fee that is based upon the applicable Percentage of Net Operating Income (as hereinafter defined). For purposes hereof, Net Operating Income shall mean Collections less the Management Company Operating Costs (without deduction of the Management Fee). In such a case, the parties will review the 12 month period from September 1, 1999 to August 31, 2000 (the "Look Back Period") and will determine the Collections and Management Company Operating Costs for the Look Back Period. The parties will then determine the Management Fee payable during the Look Back Period (based upon the Applicable Percentage of Collections) and divide such amount by the Net Operating Income for the Look Back Period. The resulting percentage will then be deemed to be the new Applicable Percentage, which will thereafter be multiplied by the Net Operating Income to determine future Management Fees. In the event the Medical Group delivers the Conversion Notice, the parties will amend this Management Services Agreement within 90 days of the expiration of the Conversion Period to so reflect the afore-referenced change, which amendment shall be satisfactory to the Medical Group and the Management Company.

     5.5. Management Company Costs.

     (a) The Management Company shall pay all Management Company Operating Costs and all Excluded Costs (collectively, the "Management Company Costs"). All Management Company Costs shall be incurred in the name of the Management Company, and not in the name of the Medical Group, except as specifically approved by the Medical Group. Management Company Costs shall not include any costs or expenses incurred prior to the Commencement Date.

     (b) The Management Company shall provide to the Medical Group, upon reasonable request by the Medical Group from time to time, supporting documentation and other backup detail relating to any or all of the Management Company Costs.

     (c) For purposes of this Agreement, "Management Company Operating Costs" means all costs and expenses incurred in connection with the provision of the Management Services to the Medical Group, including, without limitation, those costs and expenses set forth in the Budget, except that any costs and expenses defined as Medical Group Costs in Section 5.7 hereof, and any Excluded Costs (as hereinafter defined) shall not be deemed Management Company Operating Costs. To the extent that the Medical Group and the Management Company mutually determine that an expenditure not included in the Budget needs to be incurred in connection with the provision of Management Services hereunder, such expenditure shall be included in Management Company Operating Costs for purposes of this Agreement. "Excluded Costs" means all of the following costs and expenses incurred in connection with the provision of the Management Services hereunder:

            (i) Ancillary Service Start-Up Costs (as hereinafter defined);

           (ii) New Medical Office Start-Up Costs (as hereinafter defined);

          (iii) the cost of any FF&E provided by the Management Company to the Medical Group, including the capital costs associated with any information systems technology implemented by the Management Company (subject to the provisions of Section 8.2(e) hereof); provided that the costs associated with the maintenance of such technology shall be an expense included in the Budget and shall be deemed an Authorized Management Company Operating Cost for purposes of this Agreement;

           (iv) depreciation, amortization, and interest; and

            (v) corporate overhead of the Management Company ("Corporate Overhead") except to the extent that all of the following conditions are satisfied, as determined by the Operations Committee:

               (A)  The Corporate Overhead is incurred in lieu of a pre-existing

                    Management Company Operating Cost;

               (B) The amount of such Corporate Overhead does not exceed the amount of the Management Company Operating Costs being eliminated; and

               (C) The Corporate Overhead is allocated to the Medical Group and to all other medical groups utilizing such Corporate Overhead on a pro rata basis.

Any Corporate Overhead with respect to which all of the above conditions are satisfied shall be considered Management Company Operating Costs.

     (d) For purposes of this Agreement, "Authorized Management Company Operating Costs" means all Management Company Operating Costs incurred in any year by the Management Company in the provision of Management Services hereunder reduced by any or all of the following, as applicable:

            (i) any costs that exceed the applicable Management Company Operating Costs Budget which are not approved by the Operations Committee;

           (ii) any costs with respect to which the Medical Group has reasonably requested supporting documentation or other backup detail which has not been furnished by the Management Company or which does not reasonably establish the appropriateness of such costs; and

          (iii) any costs that have been determined pursuant to an audit under
     Section 5.9 not to have been reasonably incurred in connection with the Management Services required to be provided under this Agreement.

     5.6. New Medical Office Start-Up Costs.

     (a) The Management Company shall pay, to the extent provided herein, all New Medical Office Start-Up Costs incurred in connection with the establishment of any New Medical Office. The Management Company shall create a separate division (the "New Office Division") for purposes of accounting for the income, costs, profits, and losses of any New Medical Office. The Management Company shall utilize generally accepted accounting principles in determining and accounting for the profits and losses related to the operations of each New Medical Office. Notwithstanding anything to the contrary contained herein, Corporate Overhead shall not be included in determining the costs and expenses associated with any New Medical Office. At the end of the New Medical Office Start-Up Period (as hereinafter defined), (i) the Management Company shall be reimbursed for all of the Management Company Operating Costs incurred by the Management Company for each New Medical Office, (ii) the Management Company shall be entitled to receive the aggregate Management Fee as described in
Section 5.4 and (iii) the Medical Group shall be entitled to receive the Annual Medical Group Compensation Amount for such new Medical Office, in each case, as if such New Medical Office had been any other office of the Medical Group during the New Medical Office Start-Up Period; provided, however, that notwithstanding the foregoing, if the aggregate Collections for such New Medical Office during the New Medical Office Start-Up Period is equal to or less than the New Medical Office Start-Up Costs associated with such New Medical

Office during the New Medical Office Start-up Period, then (A) the Management Company and the Medical Group shall not be entitled to receive the Management Fee or the Annual Medical Group Compensation Amount, as applicable, and (B) the Management Company shall be responsible for the deficit, if any, associated with such New Medical Office; provided that the aggregate amount of Collections received during the New Medical Office Start-Up Period for such New Medical Office shall belong solely to the Management Company.

     (b) Except to the extent provided in Section 5.6(a) above, the billings, collections, costs and expenses relating to any New Medical Office shall not, during the New Medical Office Start-Up Period, be included in the computations of Medical Group Compensation, the Management Fee, Management Company Costs, Ancillary Services, or Medical Group Costs as described in Sections 5.3, 5.4, 5.5, 5.8, or 5.7, respectively.

     (c) All Medical Equipment utilized at any New Medical Office shall be acquired by the Management Company and provided to the Medical Group in accordance with the terms of Section 3.3 hereof.

     (d) For purposes of this Agreement, "New Medical Office" means any office of the Medical Group other than those offices located in the premises identified in Section 3.2(a) hereof.

     (e) For purposes of this Agreement, "New Medical Office Start-Up Costs" means the following costs incurred in connection with the establishment of a New Medical Office during the New Medical Office Start-Up Period: all Management Company Operating Costs and all costs associated with the development of such New Medical Office other than Medical Group Costs, provided that, the costs incurred in connection with any New Physician (as hereinafter defined) shall be borne in accordance with the provisions of Section 5.11 hereof.

     (f) For purposes of this Agreement, "New Medical Office Start-Up Period" means the period commencing on the date that any costs are incurred in connection with the establishment of a New Medical Office and ending on the last day of the calendar month in which a period of twelve (12) months has elapsed from and after the date on which the New Medical Office first opened for the treatment of patients. In the event that the New Medical Office is profitable (as determined by the Management Company) as of the end of the New Medical Office Start-Up Period, at all times thereafter such New Medical Office shall, for all purposes of this Agreement, be treated as any other office of the Medical Group.

     5.7. Medical Group Costs.

     Except as otherwise provided in this Agreement, the Medical Group shall pay all of the costs specified in this Section 5.7 (the "Medical Group Costs"). All Medical Group Costs shall be incurred in the name of the Medical Group, and not in the name of the Management Company, and shall be paid from an account of the Medical Group and not from any bank account of the Management Company. The Medical Group Costs are as follows:

          (a) compensation of all Medical Personnel that (i) are authorized to directly bill patients, Medicare, Medicaid and third party payors and (ii) are employed directly by the Medical Group (such persons being referred to herein as the "Billable Medical Personnel");

          (b) any applicable fringe benefits for all Medical Personnel, including, but not limited to, payroll taxes, workers' compensation, health insurance (including drug coverage), dental insurance, disability insurance, life insurance, 401(k) retirement plan, business buy-out disability insurance and continuing education; and

          (c) the cost of any items which are not required to be provided by the Management Company under this Agreement and/or which were ordered, purchased, or incurred by the Medical Group directly, including but not limited to the cost of accounting, legal, consulting, or other professional or advisory services, business meetings, and business taxes.

     5.8. New Ancillary Services Costs.

     (a) Any agreement by the parties to establish a New Ancillary Service as described in Section 3.4 of this Agreement shall (unless otherwise agreed by the parties) incorporate the following, to the extent permitted by applicable law:

            (i) The Management Company shall create a separate division

     ("Ancillary Division") for purposes of accounting for the income, costs, profits, and losses of any New Ancillary Service. The Management Company shall utilize generally accepted accounting principles in determining and accounting for the profits and losses related to the operations of each New Ancillary Service. Notwithstanding anything to the contrary contained herein, Corporate Overhead shall not be included in determining the costs and expenses associated with any New Ancillary Service.

           (ii) Profits and/or losses of any Ancillary Division shall be divided equally between the Medical Group and the Management Company, and all distributions to the Medical Group and to the Management Company shall be made in equal amounts to each from available cash (after payment of all currently due obligations incurred in connection with such New Ancillary Division, including, without limitation, any principal and interest amounts then due and payable under Section 5.8(a)(iv) below, and after retention of reasonable reserves) derived from the operation of such Ancillary Division.

          (iii) All diagnostic and therapeutic equipment utilized in connection with any New Ancillary Service ("New Ancillary Service Medical Equipment") shall be acquired by the Management Company and shall be provided to the Medical Group on terms substantially similar to those set forth in Section
     3.3 hereof.

           (iv) The Management Company shall pay all of the Ancillary Service Start-Up Costs. Beginning with the month immediately following the expiration of the Ancillary Service Start-Up Period (as hereinafter defined), the Management Company shall be entitled to recoup all of the Ancillary Service Start-Up Costs previously paid by the Management Company in sixty (60) equal monthly installments of principal, plus interest on the unrecouped portion of such costs at the lower of the prevailing prime rate as set forth in the Wall Street Journal or at the actual rate paid by the Management Company with respect to any part of such costs that have been financed by the Management Company, if applicable.

            (v) The Management Company shall provide, in connection with any New Ancillary Service, the full range of management services described in this Agreement.

           (vi) The billings, collections, costs and expenses relating to any New Ancillary Service shall not be included in the computations of Medical Group Compensation, the Management Fee, Management Company Costs, New Medical

     Office Start-Up Costs, or Medical Group Costs as described in Sections 5.3, 5.4, 5.5, 5.6, or 5.7, respectively.

     (b) For purposes of this Section 5.8, "Ancillary Service Start-Up Period" means the period commencing on the date that any costs are incurred in connection with the establishment of the New Ancillary Service and ending on the earlier to occur of (i) the last day of the first period of two (2) consecutive calendar months for which the New Ancillary Service shows a profit (as determined by the Management Company) or (ii) the last day of the twelfth month after the establishment of such New Ancillary Service.

     (c) For purposes of this Section 5.8, "Ancillary Service Start-Up Costs" means the total of all of the following costs incurred in connection with the establishment of a New Ancillary Service during the Ancillary Service Start-Up Period (whether such costs would otherwise be considered Management Company Costs or Medical Group Costs):

            (i) Any lease payments for New Ancillary Service Medical Equipment;

           (ii) All costs of acquiring furniture, fixtures, and office equipment;

          (iii) All initial occupancy costs, if any, including but not limited to prepaid rent, and tenant improvements;

           (iv) All costs related to the acquisition of materials and supplies related to the provision of such New Ancillary Service; and

            (v) All ongoing costs of the New Ancillary Service, including but not limited to personnel (other than the Billable Medical Personnel) and related benefits, the cost of operating any equipment utilized in providing the service, supplies, insurance, rent, repairs and maintenance, outside services, telephone, taxes, utilities, storage and other ordinary ongoing expenses of providing the New Ancillary Service.

     5.9. Review and Audit of Books and Records.

     Each of the parties shall have the right, during ordinary business hours and upon reasonable notice, to review and make copies of, or to audit through a qualified certified public accountant approved by the other party (which approval shall not be unreasonably withheld), the books and records of the other party relating to the billing, collection, and disbursement of fees, and the determination of costs, under this Agreement. Any such review or audit shall be performed at the cost of the requesting party; provided, however, that in the event that such review or audit requested by the Medical Group discloses a discrepancy indicating that the Medical Group has actually been underpaid by an amount in excess of three percent (3%) of the total amount of Medical Group Compensation otherwise payable to the Medical Group for the period covered by the audit, the cost of the audit shall be borne by the Management Company. All documents and other information obtained in the course of such review or audit shall be held in strict confidence.

     5.10. Start-Up Period.

     Consistent with the provisions of Section 2 of this Agreement, the parties acknowledge and agree that, in order to facilitate the transition of responsibilities hereunder, certain requirements and procedures agreed to under this Agreement may be implemented, in whole or in part and at any time during the period commencing on the Commencement Date and ending 90 days thereafter (subject to extension by agreement of the Medical Group and the Management Company), rather than being fully implemented immediately on the Commencement Date. Accordingly, the parties further agree that the Management Fee and Monthly Draw payable in respect of the Management Services and the Medical Group Services applicable to such period of time shall be computed, and any appropriate adjustments shall be made, such that no material financial advantage or disadvantage shall accrue to either party as a result of implementing such requirements and procedures over the course of such start-up period rather than immediately on the Commencement Date.

     5.11. New Physician Compensation Costs.

     (a) Notwithstanding anything contained herein to the contrary, during the period beginning on the New Physician Start Date (as hereinafter defined) and ending on the Physician Breakeven Date (as hereinafter defined), the Management Company shall be responsible for the payment of all New Physician Compensation (as hereinafter defined) and notwithstanding anything to the contrary contained in this Agreement, shall receive, in consideration therefor, sixty six and two-thirds percent (66-2/3%) (such amount being referred to herein as the "New Physician Net Collections") of all Collections generated by such New Physician for those Medical Group Services performed by such New Physician until the Physician Breakeven Date, and such amounts shall not be included in determining Collections for purposes of this Agreement. The remaining thirty three and one-third percent (33 1/3%) of such Collections shall belong to the Medical Group until the Physician Breakeven Date, and such amounts shall not be included in determining Collections for purposes of this Agreement. As of the Physician Breakeven Date, the New Physician Compensation shall be payable by, and become the responsibility of, the Medical Group in accordance with Section 5.7 hereof, and one hundred percent (100%) of all of the Billings and Collections generated by such New Physician thereafter shall be considered Billings and Collections of the Medical Group for purposes of this Agreement.

     (b) "New Physician" means, any physician who, at any time after the Commencement Date, becomes affiliated with or employed by the Medical Group; provided that if such physician becomes affiliated with or employed by the Medical Group pursuant to a transaction between the Management Company and such physician or a medical group with which such physician is affiliated in which the Management Company acquires any assets or accounts receivable from such physician or such medical group or pays any other consideration to such physician or such medical group in connection with such physician's affiliation or employment with the Medical Group and/or the Management Company, then such physician shall not be deemed to be a New Physician for purposes of this Agreement.

     (c) "Physician Breakeven Date" means, with respect to any New Physician, the date on which the New Physician Net Collections for the period beginning on the New Physician Start Date and ending on the date of determination first equal or exceed (i) the aggregate amount of New Physician Compensation paid to such New Physician for the foregoing period plus (ii) that portion of the Management Company Costs associated with such New Physician and/or the Medical Group Services provided by such New Physician.

     (d) "New Physician Compensation" means, with respect to any New Physician and for any period in question, the amount of compensation (wages and otherwise) payable to such New Physician by the Medical Group.

     (e) "Physician Start Date" means, with respect to any New Physician, the date such New Physician becomes affiliated with or employed by the Medical Group.

     SECTION 6. Representations and Warranties of the Medical Group

     The Medical Group hereby represents and warrants to the Management Company, as of the Signature Date, as follows:

     6.1. Organization; Good Standing; Qualification and Power.

     The Medical Group is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease, and operate its properties, to carry on its business as now being conducted and as proposed to be conducted, to enter into this Agreement, the Asset Purchase Agreement, the Assignments of Lease, the Financing Statement and the Stockholder Non-Competition Agreements (as hereinafter defined) (collectively, the "Medical Group Transaction Documents"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Medical Group has delivered to the Management Company a true and correct copy of its Articles of Incorporation and its Bylaws, each as in effect on the date hereof.

     6.2. Equity Investments.

     Except as set forth on Schedule 6.2, the Medical Group currently has no subsidiaries, nor does the Medical Group currently own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture, or other entity.

     6.3. Authority.

     The execution, delivery and performance of this Agreement and the other Medical Group Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Medical Group. This Agreement and the other Medical Group Transaction Documents have been duly and validly executed and delivered by the Medical Group and constitute the legal, valid and binding obligations of the Medical Group enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Neither the execution, delivery or performance of this Agreement or any other Medical Group Transaction Document by the Medical Group nor the consummation by the Medical Group of the transactions contemplated hereby or thereby, nor compliance by the Medical Group with any provision hereof or thereof will conflict with or result in a breach of any provision of the formation documents of the Medical Group, cause a default (with due notice, lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, obligation or agreement to which the Medical Group is a party or by which the Medical Group or any of its properties or assets may be bound (with respect to which defaults or other rights all requisite waivers or consents shall have been obtained at or prior to the date hereof) or violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or governmental body applicable to the Medical Group or any of its properties or assets or the Medical Business. Except as provided on Schedule 6.3, to the best of the Medical Group's knowledge, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery or performance by the Medical Group of this Agreement or any other Medical Group Transaction Document or the consummation of the transactions contemplated hereby and thereby.

     6.4. Financial Information.

     Schedule 6.4 contains the internal statement of assets, liabilities and stockholders' equity of the Medical Business at July 31, 1997 (the "Balance Sheet"; and the date thereof being referred to as the "Balance Sheet Date"), and the related internal statements of revenue and expenses for the seven-month period then ended (including the notes thereto and other financial information included therein) (collectively, the "Internal Financial Statements"), and (b) the compiled financial statements of the Medical Business for the periods ended December 31, 1996, December 31, 1995, and December 31, 1994 (the "Review Financial Statements"). The Internal Financial Statements and the Review Financial Statements (i) are in accordance with the books and records of the Medical Business, (ii) fairly present the financial position of the Medical Business as of the dates thereof, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby.

     6.5. Absence of Undisclosed Liabilities.

     Except as set forth on Schedule 6.5, as of the Balance Sheet Date, the Medical Business did not have any material liability of any nature (matured or unmatured, fixed or contingent, known or unknown) which was not provided for or disclosed on the Balance Sheet, all liability reserves established by the Medical Business on the Balance Sheet were adequate and there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) which were not adequately provided for or disclosed on the Balance Sheet.

     6.6. Absence of Changes.

     Except as set forth on Schedule 6.6, since the Balance Sheet Date, the Medical Business has been operated in the ordinary course and consistent with past practice and there has not been:

     (a) any material adverse change in the condition (financial or otherwise),

assets (including, without limitation,
levels of working capital and the components thereof), liabilities, operations, results of operations, earnings, business or prospects of the Medical Business;

     (b) any damage, destruction or loss (whether or not covered by insurance) in an aggregate amount exceeding $25,000 affecting any asset or property of the Medical Business;

     (c) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into, by the Medical Business other than such items created or incurred in the ordinary course of the Medical Business and consistent with past practice;

     (d) any payment, discharge or satisfaction of any claim, lien, encumbrance, liability or obligation by the Medical Business outside the ordinary course of the Medical Business (whether absolute, accrued, contingent or otherwise and whether due or to become due);

     (e) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset of the Medical Business except in the ordinary course of the Medical Business and consistent with past practice;

     (f) any write-off as uncollectible of any accounts receivable in connection with the Medical Business or any portion thereof in excess of $5,000 in the aggregate exclusive of all normal contractual adjustments from third party payors;

     (g) except for all normal contractual adjustments from third party payors, any account receivable in connection with the Medical Business in an amount greater than $10,000 which (i) has become delinquent in its payment by more than 90 days, (ii) has had asserted against it any claim, refusal to pay or right of set-off, (iii) an account debtor has refused to pay for any reason or with respect to which such account debtor has become insolvent or bankrupt or (iv) has been pledged to any third party;

     (h) any cancellation of any debts or claims of, or any amendment, termination or waiver of any rights of material value to, the Medical Business;

     (i) any general uniform increase in the compensation of employees of the Medical Group or the Medical Business (including, without limitation, any increase pursuant to any bonus (such as that payable to Dottie Jones through 1997), pension, profit-sharing, deferred compensation arrangement or other plan or commitment) or any increase in compensation payable to any officer, employee, consultant or agent thereof, or the entering into of any employment contract with any officer or employee, or the making of any loan to, or the engagement in any transaction with, any officer of the Medical Group or the Medical Business;

     (j) any change in the accounting methods or practices followed in connection with the Medical Business or any change in depreciation or amortization policies or rates theretofore adopted;

     (k) any agreement or commitment relating to the sale of any material fixed assets of the Medical Business;

     (l) any other transaction relating to the Medical Business other than in the ordinary course of the Medical Business and consistent with past practice; or

     (m) any agreement or understanding, whether in writing or otherwise, for the Medical Business to take any of the actions specified in items (a) through
(l) above.

     6.7. Tax Matters.

     (a) Except as set forth on Schedule 6.7, (i) all Taxes (as hereinafter defined) relating to the Medical Business required to be paid by the Medical Group through the date hereof have been paid and all returns, declarations of estimated Tax, Tax reports, information returns and statements required to be filed by the Medical Group in connection with the Medical Business prior to the date hereof (other than those for which extensions shall have been granted prior to the date hereof) relating to any Taxes with respect to any income, properties or operations of the Medical Group or the constituent medical practices that combined to form the Medical Group (the "Constituent Practices") prior to the date hereof (collectively, "Returns") have been duly filed; (ii) as of the time of filing, the Returns correctly reflected in all material respects (and, as to any Returns not filed as of the date hereof, will correctly reflect in all material respects) the facts regarding the income, business, assets, operations, activities and status of the Medical Business and any other information required to be shown therein; (iii) all Taxes relating to the operations of the Medical Business that have been shown as due and payable by the Medical Group on the Returns have been timely paid and filed or adequate provisions made to the books and records of the Medical Business; (iv) in connection with the Medical Business (x) the Medical Group has made provision on the Balance Sheet for all Taxes payable by the Medical Group for any periods that end on or before the Balance Sheet Date for which no Returns have yet been filed and for any periods that begin on or before the Balance Sheet Date and end after the Balance Sheet Date to the extent such Taxes are attributable to the portion of any such period ending on the Balance Sheet Date and (y) provision has been made for all Taxes payable by the Medical Group for any periods that end on or before the date hereof for which no Returns have then been filed and for any periods that begin on or before the date hereof and end after such date to the extent such Taxes are attributable to the portion of any such period ending on such date; (v) no tax liens have been filed with respect to any of the assets of the Medical Business, and there are no pending tax audits of any Returns relating to the Medical Business; and (vi) no deficiency or addition to Taxes, interest or penalties applicable to the Constituent Practices for any Taxes relating to the operation of the Medical Business has been proposed, asserted or assessed in writing (or any member of any affiliated or combined group of which the Medical Group or any previous operator of the Medical Business was a member for which the Medical Group could be liable).

     (b) The Medical Group is not a foreign person within the meaning of ss.1.1445-2(b) of the Regulations under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

     (c) The Medical Group has provided the Management Company with true and complete copies of all Federal, state and foreign Returns of the Medical Group for the calendar years ending December 31, 1996 and 1995.

     (d) For purposes of this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any person or entity, (i) all Federal, state, local and foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all Federal, state, local and foreign gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other Federal, state, local and foreign taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such person or entity and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a 'transferee' (within the meaning of Section 6901 of the Code or any other applicable law) of another person or entity or a member of an affiliated or combined group.

     6.8. Litigation, Etc.

     Except as set forth on Schedule 6.8, there are no (a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of the Medical Group, threatened against the Medical Group, or any equity owner of the Medical Group, or in connection with the Medical Business, whether at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Medical Group, its assets or affecting the Medical Business. The Medical Group has delivered to the Management Company all documents and correspondence relating to matters referred to in said Schedule 6.8.

     6.9. Compliance; Governmental Authorizations.

     The Medical Group and the Medical Business have complied in all material respects with all applicable material Federal, state, local or foreign laws, ordinances, regulations and orders. The Medical Group has all Federal, state, local and foreign governmental licenses and permits necessary in the conduct of the Medical Business, the lack of which would have a material adverse effect on the Medical Group's ability to operate the Medical Business after the date hereof on substantially the same basis as presently operated, such licenses and permits are in full force and effect, the Medical Group has not received any notice indicating that any violations are or have been recorded in respect of any thereof, and no proceeding is pending or, to the best knowledge of the Medical Group, threatened to revoke or limit any thereof. To the best knowledge of the Medical Group, none of such licenses and permits shall be affected in any material respect by the transactions contemplated hereby. To the best knowledge of the Medical Group, neither the Medical Group, nor any of the Medical Personnel employed by the Medical Group is now or in the last four years has been the subject of or involved in any investigation by any Federal, state or local regulatory agency related to its or his Medicare, Medicaid or other third party payor billing practices.

     6.10. Accounts Receivable; Accounts Payable.

     (a) Except as set forth on Schedule 6.10, all of the accounts receivable owing to the Medical Group in connection with the Medical Business as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of the Medical Business, the amounts of which are actually due and owing, and as of the date hereof, to the best knowledge of the Medical Group, there are no claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on Schedule 6.10, as of the date hereof, there is no account receivable or note receivable of the Medical Business pledged to any third party. The Medical Group has provided the Management Company with an accounts receivable aging report dated as of October 1, 1997 that is true and complete as of the date thereof.

     (b) All accounts payable and notes payable by the Medical Business to third parties arose in the ordinary course of business and, except as set forth in
Schedule 6.10, there is no account payable or note payable past due or delinquent in its payment.

     6.11. Labor Relations; Employees.

     Schedule 6.11 contains a true and complete list of the persons employed by the Medical Group as of the date hereof (the "Employees"). Except as set forth on Schedule 6.11, (a) the Medical Group and the Medical Business are not delinquent in payments to any of the Employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them to the date hereof or amounts required to be reimbursed to the Employees; (b) to the best knowledge of the Medical Group, upon termination of the employment of any of the Employees, neither the Medical Group, the Medical Business nor the Management Company will by reason of anything done prior to the date hereof, or by reason of the consummation of the transactions contemplated hereby, be liable for any excise taxes pursuant to Section 4980B of the Code or to any of the Employees for severance pay or any other payments; (c) there is no unfair labor practice complaint against the Medical Group or in connection with the Medical Business pending before the National Labor Relations Board or any comparable state, local or foreign agency; (d) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Medical Group, threatened against or involving the Medical Group or Medical Business; (e) there is no collective bargaining agreement covering any of the Employees; and (f) to the best knowledge of the Medical Group, no Employee or consultant is in violation of any (i) employment agreement, arrangement or policy between such person and any previous employer (private or governmental) or (ii) agreement restricting or prohibiting the use of any information or materials used or being used by such person in connection with such person's employment by or association with the Medical Group or the Medical Business.

     6.12. Employee Benefit Plans.

     (a) Schedule 6.12 identifies each 'employee benefit plan', as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or oral plans, programs, policies or agreements involving direct or indirect compensation (including any employment agreements entered into between the Medical Group or the Medical Business and any Employee of the Medical Group or in connection with the Medical Business, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained or entered into by the Medical Group or in connection with the Medical Business for the benefit of any Employee or former employee of the Medical Group or in connection with the Medical Business under which the Medical Group, any affiliate thereof or the Medical Business has any present or future obligation or liability (the "Employee Plans"). The Medical Group has provided the Management Company with true and complete salary, service and related data for Employees of the Medical Group and in connection with the Medical Business.

     (b) Schedule 6.12 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits currently maintained by the Medical Group or in connection with the Medical Business.

     (c) To the best knowledge of the Medical Group, except as set forth on
Schedule 6.12; (i) each Employee Plan has been operated and administered in compliance with ERISA, the Code and in accordance with the provisions of all other applicable Federal and state laws; (ii) all reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Employee Plan; (iii) to the best knowledge of the Medical Group, no breaches of fiduciary duty or prohibited transactions have occurred with respect to any Employee Plan; and (iv) all reporting, disclosure and bonding obligations have been satisfied with respect to each Employee Plan.

     (d) The Medical Group has made available to the Management Company a true and complete copy of each Employee Plan and a true and complete copy of each of the following documents, prepared in connection with such Employee Plan; (i) each trust or other funding arrangement, (ii) the two most recently filed Annual Reports (Form 5500), including attachments, for each Employee Plan, and (iii) the most recently received IRS determination letter.

     6.13. Insurance.

     Schedule 6.13 contains a list of all policies of professional liability (medical malpractice), general liability, theft, fidelity, fire, product liability, errors and omissions, health and other property and casualty forms of insurance held by the Medical Group covering the assets, properties or operations of the Medical Group or the Medical Business (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). All such policies of insurance are valid and enforceable policies and are outstanding and duly in force and all premiums with respect thereto are currently paid. Neither the Medical Group nor its predecessor in interest has, during the last five fiscal years, been denied or had revoked or rescinded any policy of insurance relating to the assets, properties or operations of the Medical Group or the Medical Business.

     6.14. Real Property.

     Schedule 6.14 sets forth an accurate and complete legal description of the entire right, title and interest of the Medical Group in and to all real property, together with all buildings, facilities, fixtures and improvements located on such real property, owned or leased by the Medical Group (the "Real Property"), together with an accurate description of the title insurance policy or other evidence of title issued with respect thereto, the most current survey of such real property and a description of the use thereof. Other than the Real Property, the Medical Group has no other interest (leasehold or otherwise) in real property used, held for use or intended to be used in the Medical Business. The Medical Group has a valid leasehold interest in all Real Property leased by the Medical Group. True and complete copies of all leases to which the Medical Group is a party or by which the Medical Group leases space have been delivered to the Management Company.

     6.15. Burdensome Restrictions.

     Except as set forth on Schedule 6.15, neither the Medical Group nor the Medical Business is bound by any oral or written agreement or contract which by its terms prohibits or restricts it from conducting the Medical Group or the Medical Business (or any material part thereof).

     6.16. Disclosure.

     Neither the Medical Group Transaction Documents (including the Exhibits and Schedules attached thereto) nor any other document, certificate or written statement furnished to the Management Company by or on behalf of the Medical Group in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. Except as set forth on Schedule

6.16, there have been no events or transactions, or information which has come to the attention of the Medical Group, which, as they relate directly to the Medical Group or the Medical Business, could reasonably be expected to have a material adverse effect on the business, operations, affairs, prospects or condition of the Medical Group and the Medical Business.

     SECTION 7. Representations and Warranties of the Management Company.

     The Management Company represents and warrants to the Medical Group, as of the Signature Date, as follows:

     7.1. Organization, Good Standing and Power.

     The Management Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and each of the Asset Purchase Agreement, the Restricted Stock Agreements (as hereinafter defined), the Assignments of Lease, and the Stockholder Non-Competition Agreements (collectively, the "Management Company Transaction Documents"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

     7.2. Authority.

     The execution, delivery and performance of this Agreement and the other Management Company Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Management Company. This Agreement and each Management Company Transaction Document has been duly and validly executed and delivered by the Management

Company, and this Agreement and each such Management Company Transaction Document is the valid and binding obligation of the Management Company, enforceable in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Neither the execution, delivery or performance of this Agreement or any other Management Company Transaction Document, nor the consummation by the Management Company of the transactions contemplated hereby or thereby, nor compliance by the Management Company with any provision hereof or thereof, will (a) conflict with or result in a breach of any provisions of the Amended and Restated Certificate of Incorporation or the Bylaws of the Management Company, (b) cause a default (with due notice, lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any material note, bond, lease, mortgage, indenture, license or other instrument, obligation or agreement to which the Management Company is a party or by which it or any of its properties or assets is or may be bound (with respect to which defaults or other rights all requisite waivers or consents shall have been obtained at or prior to the date hereof) or (c) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or governmental body applicable to the Management Company or any of its properties or assets. Except as set forth on
Schedule 7.2, to the best of the Management Company's knowledge, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery or performance by the Management Company of this Agreement or any other Management Transaction Document or the consummation by the Management Company of the transactions contemplated hereby or thereby.

     7.3. Capitalization.

     (a) The total authorized capital of the Management Company consists of 25,000,000 shares of common stock, of which 10,105,518 shares are issued and outstanding, and 9,233,049 shares of preferred stock, of which (i) 999,999 shares of Series A Convertible Preferred Stock, (ii) 2,000,001 shares of Series B Convertible Preferred Stock, (iii) 254,999 shares of Series C Convertible Preferred Stock, (iv) 188,072 shares of Series D Convertible Preferred Stock, and (v) 741,667 shares of Series E Convertible Preferred Stock are issued and outstanding. Each of the outstanding shares of capital stock has been duly and validly authorized and issued, is fully paid for and non-assessable, and was issued in compliance with all applicable Federal and state securities laws.



     (b) The Management Company has taken all action necessary or appropriate to duly authorize the creation, issuance and sale of the common stock to be issued hereunder. Such shares of common stock, when issued, sold and delivered, as provided for herein and in the Restricted Stock Agreements, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership of the shares. The issuance of such shares of common stock will not violate any preemptive or similar right of any person.

     7.4. Financial Information.

     Schedule 7.4 contains (a) the unaudited statements of assets, liabilities and stockholders' equity of the Management Business at the date set forth therein (the "Management Company Balance Sheet"; and the date thereof being referred to as the "Management Company Balance Sheet Date"), and the related unaudited statements of revenue and expenses for the periods then ended (including the notes thereto and other financial information included therein) (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements (i) were prepared in accordance with the books and records of the Management Business and (ii) fairly present the financial position of the Management Business as of the dates thereof.

     7.5. Absence of Undisclosed Liabilities.

     Except as set forth on Schedule 7.5, as of the Management Company Balance Sheet Date, (a) the Management Business did not have any material liability of any nature required to be disclosed on a balance sheet (matured or unmatured, fixed or contingent, known or unknown) which was not provided for or disclosed on the Management Company Balance Sheet, (b) all liability reserves established by the Management Business on the Management Company Balance Sheet were adequate and (c) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which were not adequately provided for or disclosed on the Management Company Balance Sheet.

     7.6. Absence of Changes.

     Except as set forth on Schedule 7.6, since the Management Company Balance Sheet Date, the Management Business has been operated in the ordinary course and consistent with past practice and there has not been:

     (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, results of operations, earnings, business or prospects of the Management Business;

     (b) any damage, destruction or loss (whether or not covered by insurance)

in an aggregate amount exceeding $25,000 affecting any asset or property of the Management Business;

     (c) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into, by the Management Business other than such items created or incurred in the ordinary course of the Management Business and consistent with past practice;

     (d) any payment, discharge or satisfaction of any claim, lien, encumbrance, liability or obligation by the Management Business outside the ordinary course of the Management Business (whether absolute, accrued, contingent or otherwise and whether due or to become due);

     (e) any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset of the Management Business except in the ordinary course of the Management Business and consistent with past practice;

     (f) any cancellation of any debts or claims of, or any amendment, termination or waiver of any rights of material value to, the Management Business;

     (g) any change in the accounting methods or practices followed in connection with the Management Business or any change in depreciation or amortization policies or rates theretofore adopted;

     (h) any other transaction relating to the Management Business other than in the ordinary course of the Management Business and consistent with past practice; or

     (i) any agreement or understanding, whether in writing or otherwise, for the Management Business to take any of the actions specified in items (a) through (h) above.

     7.7. Litigation, Etc.

     Except as set forth on Schedule 7.7, there are no (a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of the Management Company, threatened against the Management Company or in connection with the Management Business, whether at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which, if adversely determined, could have a material adverse effect on the Management Company or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Management Company its assets or affecting the Management Business.

     7.8. Compliance; Governmental Authorizations.

     The Management Company and the Management Business shall have complied in all material respects with all applicable material Federal, state, local or foreign laws, ordinances, regulations and orders. The Management Company has all Federal, state, local and foreign governmental licenses and permits necessary in the conduct of the Management Business, the lack of which would have a material adverse effect on the Management Company's ability to operate the Management Business after the date hereof on substantially the same basis as presently operated, such licenses and permits are in full force and effect, the Management Company has not received any notice indicating that any violations are or have been recorded in respect of any thereof, and no proceeding is pending or, to the best knowledge of the Management Company, threatened to revoke or limit any thereof. To the best knowledge of the Management Company, none of such licenses and permits shall be affected in any material respect by the transactions contemplated hereby.

     7.9. Employees.

     Except as set forth on Schedule 7.9, the Management Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them through the date hereof.

     7.10. Insurance.

     The Management Company has obtained such policies of insurance as are usual and customary for businesses of the type conducted by the Management Company. All such policies of insurance are valid and enforceable policies, and all premiums with respect thereto are currently paid.

     7.11. Burdensome Restrictions.

     Except as set forth on Schedule 7.11, neither the Management Company nor the Management Business is bound by any oral or written agreement or contract which by its terms prohibits it from conducting the Management Company or the Management Business (or any material part thereof).


     7.12. Disclosure.

     Neither the Management Company Transaction Documents (including the Exhibits and Schedules attached thereto) nor any other document, certificate or written statement furnished to the Medical Group by or on behalf of the Management Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

     SECTION 8. Operations Committee.

     8.1. Formation and Operation of the Operations Committee.

     The Management Company and the Medical Group shall establish a committee (the "Operations Committee") responsible for directing the Management Company in connection with the development of certain specific management and administrative policies for the overall operation of the Medical Group. The Operations Committee shall consist of two (2) members. All of the equity owners of the Medical Group shall constitute one member of the Operations Committee and the Management Company shall designate a representative to be the other member of the Operations Committee. The equity owners of the Medical Group shall vote as a unit (with the vote of the majority of such equity owners determining the vote for the Medical Group's representative to the Operations Committee). The business of the Operations Committee shall be conducted in accordance with the policies and procedures described in Section 8.3 hereof.

     8.2. Authoritative Functions of the Operations Committee.

     The Operations Committee shall perform the following functions, and the decisions of the Operations Committee with respect to such functions shall be binding on the Management Company and the Medical Group:

          (a) Approve the annual budgets for:

               (i)  Billings and Collections;

              (ii)  Medical Group Costs;

             (iii) Capital expenditures to be made by the Management Company in fulfillment of its obligations hereunder;

              (iv) Management Company Operating Costs (which, in the absence of approval by the Operations Committee, shall be increased by two and one-half percent (2.5%) over the total amount approved for the preceding period)

          (b) Approve costs and expenses that exceed the Management Company Operating Costs Budget.

          (c) Establish parameters and criteria (including the location from which such services may be provided) with respect to the establishment and maintenance of relationships with institutional providers and payors and managed care contracts (except with respect to the establishment of professional fees).

          (d)  Establish parameters and criteria with respect to:

               (i)  Billings

              (ii)  Claims submission

             (iii)  Collections of fees

              (iv)  Delinquent account collection policies

               (v) Turnover of delinquent accounts to outside collection agencies

              (vi)  Write-offs of account balances

             (vii)  Claim review requests

            (viii)  "Insurance only" and other courtesy write-off policies

              (ix)  Lien account collection policies

               (x)  Student Athlete account policies

          (e) Approve the acquisition, replacement, relocation, or other disposition of Medical Equipment and FF&E, approve the integration of new technologies into the professional practice of the Medical Group as contemplated by Section 3.11 hereof, and approve the renovation and expansion of any offices of the Medical Group ("Tenant Improvements"); provided, however, that the approval of the Management Company also shall be required prior to (i) the acquisition of any Equipment (including any Medical Equipment, FF&E or other items relating to or necessary in connection with the integration of new technologies into the professional practice of the Medical Group), (ii) the undertaking of any Tenant Improvements relating to patient care facilities, or (iii) the undertaking of any other Tenant Improvements, if, with respect to any of the foregoing, the cost would exceed $10,000.

          (f) Establish parameters and criteria for off-site storage of files and records of the Medical Group.

          (g) Identification of physician subspecialties required for the efficient operation of the Medical Group; advice regarding all Medical Personnel employment and recruitment contracts to be utilized by the Medical Group.

          (h) Development of long-term strategic planning objectives for the Medical Group.

          (i) Public relations, advertising, and other marketing of Medical Group Services, including design of exterior signs.

          (j) The establishment of fees for professional services and ancillary services rendered by the Medical Group.

          (k)  Access and quality issues pertaining to ancillary services.

          (l) Insurance limits and insurance coverage of the Medical Group and the Management Company, as such coverage may relate to Medical Group operations and activities.

          (m) Any matters arising in connection with the operations of the Medical Group that are not specifically addressed in this Agreement and as to which the Management Company or the Medical Group requests consideration by the Operations Committee.

Notwithstanding anything to the contrary contained in this Section 8.2, the Operations Committee does not have the power to bind the Medical Group on any decision with respect to which discretion regarding such matters is vested in the Medical Group under the terms of this Agreement or by applicable law and, in such case, the Medical Group shall have ultimate responsibility for the exercise of such discretion.

     8.3. Committee Policies and Procedures.

     (a) One of the equity owners of the Medical Group (which individual shall be appointed by vote of a majority of the equity owners) shall act as Chairman of the Committee, and the Management Company representative shall act as Vice Chairman. Each party may substitute or change its designated Operations Committee members at any time upon notice to the other party, and any Operations Committee member may designate his or her own substitute at any meeting without notice. Each member shall have one vote and shall have the right to grant his or her proxy to another member of the Operations Committee. The Chairman, if present, shall preside at all meetings of the Operations Committee. In the absence of the designated Chairman, the Vice Chairman shall preside. The only powers of the Chairman and the Vice Chairman that differ from those of the other members of the Operations Committee shall be to call and preside over meetings in accordance with this Section 8.3.

     (b) The Operations Committee may hold meetings without call or formal notice at such times and places as a quorum of its members may from time to time determine. A meeting of the Operations Committee also may be called by at least two (2) members of the Operations Committee or by the Chairman or Vice Chairman thereof upon at least three (3) days' written notice to the other members of the Operations Committee. Such notice requirement shall be deemed waived with respect to any member of the Operations Committee who attends such meeting. Meetings may be held in person or by telephone. The Operations Committee also may act by written consent as provided in Section 8.3(c). Minutes shall be kept of all formal actions taken by the Operations Committee.

     (c) No action of the Operations Committee shall be effective unless authorized by the vote of both members of the Operations Committee present or represented by proxy at the applicable meeting. A quorum of the Operations Committee consist of both members of the Operations Committee, in person, by telephone, or by proxy, and a quorum must remain for the duration of the meeting. The Operations Committee may establish such procedures to act by written consent, without a meeting, as the Operations Committee determines are advisable, provided that both members (in person or by proxy) must sign any written consent.

     SECTION 9. Obligations of the Medical Group.

     The Medical Group shall have the following obligations during the Term:

     9.1. Compliance with Laws.


     The Medical Group shall use its best efforts to provide professional services to patients in compliance at all times with those ethical standards, laws and regulations to which they are subject, including, without limitation, Medicare and Medicaid regulations. The Medical Group shall verify, with the assistance of the Management Company, that each physician and other Medical Personnel associated with the Medical Group for the purpose of providing medical care to patients of the Medical Group is appropriately licensed. The Medical Group shall monitor the quality of medical care practiced by physicians and other health care personnel associated with the Medical Group. In the event that any medical malpractice actions are filed or any disciplinary actions are initiated against any such physician by any payor, patient, state or Federal regulatory agency or any other person or entity, the Medical Group shall immediately inform the Management Company of such action and its underlying facts and circumstances.

     9.2. Use of Facility.

     The Medical Group shall use and occupy any Facility (as defined below) exclusively for the practice of medicine, and shall use its best efforts to comply with all applicable Federal, state and local rules, ordinances and standards of medical care. The medical practice or practices conducted at any Facility described in clause (i) of the definition of the term "Facility" shall be conducted solely by Medical Personnel associated with the Medical Group, and no other physician or medical practitioner shall be permitted to use or occupy any Facility described in clause (i) below without the prior written consent of the Management Company, which consent shall not be unreasonably withheld or delayed. The term "Facility" shall mean (i) any medical office or laboratory controlled, managed or operated by the Management Company or (ii) any hospital at which any Medical Personnel practices medicine or maintains admitting privileges.

     9.3. Choice of Braces, Splints, Appliances, Medical Supplies, and
Allografts.

     The Medical Group shall have the exclusive control over the choice of vendors and products utilized with respect to all prosthetics, prosthetic devices, orthotics, braces, splints, appliances, medical supplies and allografts.

     9.4. Choice of Radiologists, Anesthesiologists, Hospitals, Physical Therapy, MRI, and Other Medical Professionals and Facilities.

     The Medical Group shall have exclusive control over the choice of specific physicians and facilities to be utilized by the Medical Group with respect to radiology, anesthesiology, hospitals, physical therapy, MRI, and other medical professionals and facilities; provided, however, that the foregoing shall not be considered New Ancillary Services or New Medical Offices, as the case may be, unless the parties have agreed thereto in accordance with Section 3.4(b) or 3.2(b), as the case may be.

     9.5. Insurability.

     The Medical Group shall cooperate with the Management Company in (i) ensuring that its Medical Personnel are insurable under commercially available malpractice insurance policies or (ii) instituting proceedings to terminate within thirty business days any Medical Personnel who is not so insurable or who loses his or her malpractice insurance eligibility unless the Medical Group makes (within such 30-day period) other arrangements reasonably appropriate under the circumstances and reasonably acceptable to the Management Company. The Medical Group shall notify the Management Company in writing of any change in the insurance status of any Medical Personnel within two days after the Medical Group receives notice of any such change. The Medical Group shall require all Medical Personnel to participate in an on-going risk management program.

     9.6. Medicare.

     The Medical Group shall cause all physicians to be participating providers and accept assignment under Medicare.

     9.7. Accounts Receivable; Billing.

     From the Commencement Date, the Medical Group acknowledges and agrees that all Accounts of the Medical Group or its Medical Personnel shall be the property of the Management Company hereunder and the Medical Group and the Medical Personnel hereby transfer and assign all of their right, title and interest to such Accounts to the Management Company; provided, however, that the right to payment of Medicaid and Medicare receivables shall remain with the Medical Group in accordance with applicable Federal law. The Medical Group's Medical Personnel shall be responsible for providing the appropriate current CPT4 coding with respect to the fee tickets prepared by such Medical Personnel.

     9.8. Medical Personnel Hiring.

     The Medical Group shall have the ultimate control over and responsibility for the hiring, compensation, supervision, evaluation and termination of its Medical Personnel; provided, however, that at the request of the Medical Group, the Management Company shall consult with the Medical Group regarding such matters.

     9.9. Continuing Education.


     The Medical Group and its Medical Personnel shall be solely responsible for ongoing membership in professional associations and continuing professional education. The Medical Group shall ensure that its Medical Personnel participate in such continuing professional education as is necessary for such physician or professional to remain current in his or her field of medical practice.

     9.10. Clinical Research.

     The Medical Group shall have the ultimate control over and responsibility for any clinical research program pertaining to patients of the Medical Group. This shall include but not be limited to research personnel interviewing, hiring, termination, compensation, day-to-day supervision, and assignment of responsibilities and projects. However, the Medical Group will cooperate with and take direction from the Management Company in its nationwide efforts to provide an effective disease management information system and outcome studies programs.

     SECTION 10. Certain Covenants.

     10.1. Change of Control.

     During the Term of this Agreement, the Medical Group shall not enter into any single transaction (or group of related transactions undertaken pursuant to a common plan) involving the admission of new stockholders, the transfer of ownership interests, or the reorganization or restructuring of the Medical Group, if in any such case the effect would be to transfer a majority of the ownership interest in the Medical Group, without the prior written consent of the Management Company, which consent shall not be unreasonably withheld or delayed. The Management Company hereby consents to the proposed business combination between the Medical Group and Lighthouse Orthopedic Associates, P.A. ("LOA"), as described in that certain letter agreement dated the Signature Date, provided that such combined entity enters into a management services agreement identical to this agreement in all material respects, and each of those physicians practicing within each of the Medical Group and LOA transfer his respective medical practice to such combined entity.

     SECTION 10.2. Legend on Securities.

     During the Term of this Agreement, any certificate or similar evidence representing an equity interest in the Medical Group issued by the Medical Group shall bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER CONTAINED IN THE MANAGEMENT SERVICES AGREEMENT EFFECTIVE AS OF SEPTEMBER 1, 1997, BETWEEN ORTHOPAEDIC SURGERY ASSOCIATES, INC., A FLORIDA CORPORATION, AND BMJ MEDICAL MANAGEMENT, INC., A DELAWARE CORPORATION."

Nothing herein shall be construed as requiring the Medical Group to issue any certificate or other evidence representing an equity interest in the Medical Group, if such has not been issued prior to the date hereof.

     SECTION 11. Records.

     11.1. Medical Records.

     Upon termination of this Agreement, the Medical Group shall retain all patient medical records maintained by the Medical Group or the Management Company in the name of the Medical Group.

     11.2. Management Business Records.

     All books and records relating in any way to the operation of the Management Business which are not patient medical records shall at all times be the property of the Management Company. The Management Company shall maintain custody of such records, and the Medical Group shall, upon its written request, be entitled to copies of any such records relating to the Management Services performed by the Management Company.

     11.3. Access to Records Following Termination.

     Following the termination of this Agreement, the Medical Group shall grant (to the extent permitted by law) to the Management Company, for the purpose of preparing for any actual or anticipated legal proceeding or for any other reasonable purpose, reasonable access (which shall include making photocopies) to the patient medical records described in Section 11.1 hereof and any other pertinent information regarding the Medical Group during the Term. Prior to accessing such patient medical records, the Management Company shall obtain any required patient authorization.

     Following the termination of this Agreement, the Management Company shall provide to the Medical Group, promptly upon the Medical Group's written request, photocopies of the Management Business records described in Section 11.2 hereof, and shall grant to the Medical Group, for the purpose of preparing for any actual or anticipated legal proceeding or for any other reasonable purpose, any other pertinent information regarding the Management Company during the Term.


     SECTION 12. Insurance and Indemnity.

     12.1. Professional Liability Insurance.

     During the Term, the Management Company shall, to the extent permitted by applicable law and to the extent commercially available, procure and maintain for the benefit of itself and the Medical Group comprehensive professional liability insurance providing for (a) general liability coverage and (b) medical malpractice coverage with limits of not less than the greater of what each physician shareholder or the Medical Group has in place immediately prior to the Commencement Date or $250,000 per claim and with aggregate policy limits of not less than $750,000 (or such higher amounts as may be necessary to comply with any regulatory requirement and/or contractual requirement to which such Medical Personnel or the Medical Group may be subject) covering the Medical Group and each of the Medical Personnel of the Medical Group , including coverage for claims made eight (8) years before, during and eight (8) years after the termination date of this Agreement relating to events or occurrences at any time prior thereto. The parties hereto acknowledge that the Management Company is procuring the malpractice insurance referenced herein to ensure that the Management Company has protection in the event it is sued as a result of an act or omission of an employee of the Medical Group. The Management Company shall pay the premiums for such general and medical malpractice liability coverage, which payments shall be considered Management Company Operating Costs under this Agreement, subject to recoupment by the Management Company under Section 5 hereof. The Management Company shall be designated as an additional insured under all such insurance policies.

     12.2. Life Insurance; Business Interruption.

     The Management Company may, at its option, obtain a $500,000 life insurance policy for each duly licensed physician partner in or equity owner of the Medical Group. The Medical Group shall, and shall cause each such partner in or equity owner of the Medical Group to, cooperate with the Management Company in the procurement of such policies. The Management Company shall be designated as the beneficiary under any such policies. The premiums for such policies shall be paid by the Management Company and shall not be included as Management Company Operating Costs or otherwise charged to the Medical Group.

     12.3. Indemnification by Medical Group.

     The Medical Group shall indemnify, hold harmless and defend the Management Company, its officers, directors, shareholders, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the performance of Medical Group Services, including without limitation the performance of such services prior to the Commencement Date, (ii) any other acts or omissions of the Medical Group and its Medical Personnel, including without limitation any such acts or omissions that occurred prior to the Commencement Date, or (iii) any breach of or failure to perform any obligation under this Agreement or the Medical Group Transaction Documents (which, for purposes hereof, shall be deemed to include the Restricted Stock Agreement to be signed by the Management Company and each partner, stockholder or employee of the Medical Group receiving stock of the Management Company, in the form of Exhibit C attached hereto (the "Restricted Stock Agreement")) by the Medical Group and/or the Medical Personnel and/or their respective agents and/or subcontractors (other than the Management Company) during the Term.

     12.4. Indemnification by Management Company.

     The Management Company shall indemnify, hold harmless and defend the Medical Group, its officers, directors, shareholders, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the performance of Management Services, (ii) any other acts or omissions of the Management Company and its employees or (iii) any breach of or failure to perform any obligation under this Agreement or the Management Company Transaction Documents by the Management Company and/or its agents, personnel and/or subcontractors (other than the Medical Group) during the Term, including, without limitation, any such acts or omissions that occurred prior to the Commencement Date.

     SECTION 13. Termination; Rescission.

     13.1. Termination by Medical Group.

     The Medical Group may terminate this Agreement effective immediately by giving written notice of termination to the Management Company (a) in the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the Management Company or upon other action taken or suffered, voluntarily or involuntarily, under any Federal or state law for the benefit of debtors by the Management Company, except for the filing of a petition in involuntary bankruptcy against the Management Company which is dismissed within ninety (90) days thereafter (a "Bankruptcy Event"), (b) in the event the Management Company shall default in any material respect in the performance of any duty or obligation imposed upon it by this Agreement and (i) the Management Company shall not have cured such default within thirty (30) days after written notice specifying the default has been given to the Management Company by the Medical Group, (ii) if such default cannot be cured within such thirty (30) day period, the Management Company shall not have taken reasonable action commencing curing of such default within such thirty (30) day period or
(iii) the Management Company does not thereafter diligently prosecute such action to completion; provided, however, that the Management Company shall have only 10 days after written notice to cure a default arising as a result of its failure to pay the Monthly Draw pursuant to Section 5.3(a) or any other monetary obligation owed to the Medical Group hereunder, (c) in the event that any of the representations and warranties made by the Management Company in Section 7 is untrue or misleading in any material respect, provided that the Medical Group shall have previously given written notice to the Management Company describing in reasonable detail the nature of the item in question and the Management Company shall not have cured such matter within thirty (30) days of such notice,
(d) the Management Company shall have been sanctioned in writing by the Health Care Finance Administration or the Medicaid Program Office of the Department of Health of the State of Florida for any violation of the Social Security Act, the Health Care Quality Improvement Act or any similar Federal or state law in a final, nonappealable proceeding and such sanction prevents the Management Company from fulfilling its obligations hereunder in accordance with all applicable law; or (e) in the event that the Management Company fails to pay all amounts due under that certain promissory note dated as of the Signature Date (the "Promissory Note") and issued by the Management Company in favor of the Medical Group in connection with the Asset Purchase Agreement, by March 31, 1998.

     13.2. Termination by Management Company.

     The Management Company may terminate this Agreement effective immediately by giving written notice of termination to the Medical Group (a) in the event of a Bankruptcy Event relating to the Medical Group, (b) in the event the Medical Group shall default in any material respect in the performance of any duty or obligation imposed upon it by this Agreement and (i) the Medical Group shall not have cured such default within thirty (30) days after written notice specifying the default has been given to the Medical Group by the Management Company, (ii) if such default cannot be cured within such thirty (30) day period, the Medical Group shall not have taken reasonable action commencing curing of such default within such thirty (30) day period or (iii) the Medical Group does not thereafter diligently prosecute such action to completion; provided, however, that the Medical Group shall have only 10 days after written notice to cure a default arising as a result of its failure to pay any monetary obligation owed to the Management Company hereunder, (c) in the event that any of the representations and warranties made by the Medical Group in Section 6 is untrue or misleading in any material respect, provided that the Management Company shall have previously given written notice to the Medical Group describing in reasonable detail the nature of the item in question and the Medical Group shall not have cured such matter within thirty (30) days of such notice, or (d) in the event the Medical Group is excluded from the Medicaid or Medicare program for any reason and the Medical Group has not successfully appealed such exclusion within 120 days after the effectiveness thereof.

     13.3. Termination by Medical Group or Management Company.

     The Medical Group and the Management Company shall each have the right to terminate this Agreement effective immediately by giving written notice of termination to the other party pursuant to Section 28 of this Agreement.

     13.4. Effect of Termination.

     (a) Upon the termination of this Agreement in accordance with the terms hereof, neither party hereto shall have any further obligation or liability to the other party hereunder, except as provided in Sections 3.15(c), 5.3(b) (as modified by Section 13.4(b) below), 13.5, 26 and this Section 13.4, and except to pay in full and satisfy any and all outstanding obligations of the parties accruing through the effective date of termination.

     (b) Upon the termination of this Agreement, the Annual Medical Group Compensation Amount described in Section 5.3(b) shall be calculated on or before the end of the fourth month following the termination date, rather than on or before

April 30 as specified in Section 5.3(b), and the computation made under such Section shall be made with respect to the portion of the year ending on the termination date (if the termination date is other than December 31); provided, however, that in the event the Medical Group terminates this Agreement pursuant to Section 13.1, such calculation shall be made within 90 days following such termination. In making such computation, all Collections during January, February, and March of such year shall be excluded, and all Collections during the three-month period following termination shall be included. All Collections during the three-month period following termination shall continue to be owned by the Management Company (and the Medical Group shall immediately forward any amounts received in connection therewith to the Management Company) and all Collections thereafter shall be owned by the Medical Group. Any payment required under the terms of Section 5.3(b)(ii) shall be made within fifteen (15) days after the date by which the foregoing calculation is to be made, rather than on May 15.

     (c) Upon termination of this Agreement, the Management Company agrees to deliver to the Medical Group upon request by the Medical Group, a Financing Statement amending the terms of any Financing Statement filed with the Secretary of State of the State of Florida, excluding from the collateral thereunder any accounts receivable generated after the date of termination of this Agreement.

     (d) Notwithstanding anything contained herein to the contrary, in the event that the Medical Group terminates this Agreement pursuant to Section 13.1(e) hereof, the Medical Group shall deliver to the Management Company an amount in cash or certified or cashier's check equal to $6,435,253.45, which amount shall, upon delivery to the Management Company of the Promissory Note, be decreased by an amount equal to the outstanding balance (including principal and interest) of the Promissory Note. The Medical Group shall also cause each physician affiliated with the

Medical Group who received shares of capital stock of the Management Company in connection with the execution and delivery of this Agreement to, and each such physician shall, return and deliver to the Management Company the certificates representing all of such shares of capital stock. Certificates delivered shall be duly endorsed for transfer to the Management Company.

     13.5. Repurchase of Assets.

     Promptly following termination of this Agreement for any reason, the Management Company shall sell, transfer, convey, and assign to the Medical Group, and the Medical Group shall purchase, assume, and accept from the Management Company, at such price and upon such terms as may be agreed upon by the parties -- or, if the parties are unable to agree, at fair market value, determined in the manner set forth below -- all of the following items which are used in connection with the professional practice and related activities of the Medical Group and which, in the case of items (a), (b), (c) and (d), are physically located in any of the offices of the Medical Group, subject to any required consent from any third party having an interest therein but otherwise free and clear of any liens, claims or encumbrances; provided that any leased equipment or property shall be assigned to the Medical Group subject to the applicable lease agreement and any liens granted thereunder:

          (a)  the Medical Equipment owned by the Management Company and used solely in connection with the Medical Business;

          (b) the furniture, furnishings, trade fixtures, and office equipment owned by the Management Company and used solely in connection with the Medical Business;

          (c) the Management Company's rights and interests in any equipment leased by the Management

               Company for the sole use of the Medical Group, subject to the Medical Group's assumption of the obligations accruing thereunder after the date of termination of this Agreement;

          (d) the supplies owned by the Management Company and used solely in connection with the Medical Business;

          (e) the Management Company's rights and interests under all of the Office Leases, subject to the Medical Group's assumption of the obligations accruing thereunder after the date of termination of this Agreement; and

          (f) the deposits of the Management Company relating to the Medical Group.

Fair market value of the above described assets shall be determined by an independent appraiser mutually agreed upon by the Medical Group and the Management Company; provided, however, that if the Medical Group and the Management Company are unable to agree upon such an appraiser, each of the parties shall select an appraiser and the two appraisers thus selected shall select a third appraiser. All of the appraisers shall appraise the assets, and for purposes of determining the purchase price, the highest and lowest appraisals shall be disregarded, and the remaining appraisal shall be used. Notwithstanding anything contained herein to the contrary, the consideration payable by the Medical Group to the Management Company under this Section 13.5 shall be reduced by the aggregate amount, if any, payable by the Management Company to the Stockholders (as such term is defined in the Restricted Stock Agreements).

     13.6. Rescission By Medical Group.


     The Medical Group may, in its sole discretion at any time during the period beginning August 1, 2004 and ending August 31, 2004 (such 30-day period being referred to herein as the "Rescission Period"), rescind (the "Rescission Option") this Agreement and disengage itself from its obligations under this Agreement. The Medical Group may exercise its Rescission Option during the Rescission Period by giving written notice (the "Rescission Notice") to the Management Company and by complying with the other provisions contained in this
Section 13.6. The effective date (the "Rescission Effective Date") of the rescission shall be that date which is 30 days after the date of the Rescission Notice; provided that such date shall not be prior to the seventh anniversary of the Commencement Date. The Medical Group must comply with the provisions set forth in this Section 13.6 in order to effectively exercise its Rescission Option.

     (a) Effect of Rescission. In the event that the Medical Group exercises its Rescission Option pursuant to this Section 13.6, the procedures set forth in
Section 13.4 above shall apply.

     (b) Repurchase of Assets. Within 30 days following the Rescission Effective Date the Management Company shall, subject to the prior receipt of any required landlord and third party consents, transfer, convey and assign to the Medical Group, and the Medical Group shall purchase, assume and accept from the Management Company, the property described in Section 13.5 above according to the provisions set forth in such Section.

     (c) Repayment of Consideration. In the event that the Medical Group elects to exercise its Rescission Option, the Medical Group shall pay to the Management Company $2,974,184.55, half of which shall be payable in cash, by cashier's or certified check or by wire transfer of funds delivered to a depository institution designated by the Management Company and the other half of which shall be payable by delivery of a promissory note from the Medical Group to the Management Company, which note shall bear interest (payable quarterly) at a rate per annum equal to the greater of either the prime rate announced from time to time by The Chase Manhattan Bank (National Association) plus 1/2% or the "applicable Federal rate" (as defined in Section 1274(d) of the Internal Revenue Code) in effect from time to time and shall be payable in full 12 months after the Rescission Effective Date.

     (d) Repayment of Management Fee. Notwithstanding anything contained herein to the contrary, in the event that the Medical Group exercises its Rescission Option under this Section 13.6, the Management Company shall not be required to refund to the Medical Group any portion of the Management Fees paid, or due to be paid, by the Medical Group under the terms of this Agreement for the period beginning on the Commencement Date and ending on the Rescission Effective Date.


     (e) Waiver of Rescission Option. Notwithstanding anything contained herein to the contrary, the parties hereto expressly agree and acknowledge that if the Medical Group shall fail to deliver the Rescission Notice prior to the end of the Rescission Period, then the Medical Group shall be deemed to have expressly and irrevocably waived its right to rescind this Agreement and to disengage itself from its obligations hereunder.

     SECTION 14. Non-Disclosure of Confidential Information.

     14.1. Non-Disclosure.

     (a) Neither the Management Company nor the Medical Group, nor their respective employees, stockholders, consultants or agents shall, at any time after the execution and delivery hereof, directly or indirectly disclose any Confidential or Proprietary Information relating to the other party hereto to any person, firm, corporation, association or other entity, nor shall either party, or their respective employees, stockholders, consultants or agents make use of any of such Confidential or Proprietary Information for its or their own purposes or for the benefit of any person, firm, corporation or other entity except the parties hereto or any subsidiary or affiliate thereof. The foregoing obligation shall not apply to any information which a party hereto can establish
(a) to have become publicly known without breach of this Agreement by it or them, (b) to have been given to such party by a third party who is not obligated to maintain the confidentiality of such information, or (c) is disclosed to a third party with the prior written consent of the other party hereto. Nothing contained herein shall be construed to prevent any party hereto from disclosing any Confidential or Proprietary Information of any other party to its professional advisers for purposes of evaluating, negotiating or otherwise assisting such party in connection with the transactions contemplated by this Agreement; provided that such party shall be liable to such other party for the disclosure by any of its professional advisers of such other party's Confidential or Proprietary Information, unless such information falls within one of the categories set forth in clauses (a), (b) or (c) of the preceding sentence.

     (b) For purposes of this Section 14, the term "Confidential or Proprietary Information" means all information known to a party hereto, or to any of its employees, stockholders, officers, directors or consultants, which relates to the Transaction Documents, patient medical and billing records, trade secrets, books and records, supplies, pricing and cost information, marketing plans, strategies and forecasts. Nothing contained herein shall prevent a party hereto from furnishing Confidential or Proprietary Information pursuant to a direct order of a court of competent jurisdiction.

     SECTION 15. Non-Competition.

     In consideration of the premises contained herein and the consideration to be received hereunder, and in consideration of and as an inducement to the Management Company to consummate the transactions contemplated hereby, the Medical Group hereby (a) agrees to the Non-Competition covenants attached hereto as Schedule VIII and (b) agrees to require each of the physicians receiving capital stock of the Management Company as of the date hereof, and each person who after the date hereof becomes entitled to receive stock (or options to receive stock) in the Management Company in connection with his or her performance of services for the Medical Group, to execute a Stockholder Non-Competition Agreement substantially in the form attached hereto as Exhibit D.

     SECTION 16. Obligations of the Management Company.

     16.1. No Practice of Medicine.

     The Medical Group and the Management Company acknowledge that certain Federal and state statutes severely restrict or prohibit the Management Company from providing medical services. Accordingly, during the Term, the Management Company shall not provide or otherwise engage in services or activities which constitute the practice of medicine, as defined in applicable state or Federal law, except in compliance therewith.

     16.2. No Interference with Professional Judgment.

     Without in any way limiting Section 16.1 hereof, during the Term, the Management Company shall not interfere with the exercise of professional judgment by any physician or other licensed health care professional who is a partner, employee, or contractor of the Medical Group, nor shall the Management Company interfere with, control, direct, or supervise any physician or other licensed health care professional in connection with the provision of Medical Group Services. The foregoing shall not preclude the Management Company from assisting in the development of professional protocols and monitoring compliance with policies and procedures that have been instituted in accordance with this Agreement.

     16.3. Market Development Limitation.

     The Management Company shall not at any time during the period beginning on the Commencement Date and ending on May 31, 1998 (the "Exclusivity Period"), without the prior written consent of the Medical Group (which consent shall not be unreasonably withheld), provide management services substantially similar to those provided to the Medical Group hereunder to any orthopedic surgeon or group of orthopedic surgeons (other than LOA and Lauderdale Orthopaedic Surgeons) that practices in the Combined Exclusivity Area (as hereinafter defined) nor shall the Management Company employ any such orthopaedic surgeon; provided, however, that notwithstanding the foregoing restrictions, the Management Company may, without the consent of the Medical Group, provide contract management services to an independent physician association. In the event that the Medical Group has combined with LOA on or before May 31, 1998, the Exclusivity Period shall be extended to August 31, 2000; provided, that if the Medical Group, as combined, consists of at least 15 practicing orthopedic surgeons as of August 31, 2000, the Exclusivity Period shall extend throughout the Term, but if the Medical Group, as combined, consists of less than 15 practicing orthopedic surgeons as of such date, the Exclusivity Period shall terminate as of August 31, 2000. As used herein, the "Combined Exclusivity Area" means and includes the physical land area bounded on the north by Lake Worth Road, bounded on the south by McNab Road, bounded on the east by the Atlantic Ocean and bounded on the west by the Everglades.

     In the event that the Medical Group and LOA have not combined on or before May 31, 1998, the Exclusivity Period shall be extended to August 31, 2000 and the boundaries for such exclusivity shall be reduced from the Combined Exclusivity Area to the Simplified Exclusivity Area (as hereinafter defined), provided, that if the Medical Group has increased the number of practicing orthopedic surgeons within the Medical Group to eight (8) by August 31, 2000, then the Exclusivity Period shall extend throughout the Term in the Simplified Exclusivity Area, but if the Medical Group consists of less than eight (8) practicing orthopedic surgeons as of such date, the Exclusivity Period shall terminate as of August 31, 2000. As used herein, the "Simplified Exclusivity Area" means and includes the physical land area bounded on the north by Lake Worth Road, bounded on the south by Hillsboro, bounded on the east by the Atlantic Ocean and bounded on the west by the Everglades.

     Notwithstanding the foregoing, in the event that the Management Company acquires (the "Acquisition") a company (the "Acquired Company") that provides management services to orthopaedic surgeons (the "Acquired Physicians") practicing medicine in the Combined Exclusivity Area or the Simplified Area, as applicable, the Management Company may provide to such Acquired Physicians management services substantially similar to those provided to the Medical Group hereunder if, during the twelve-month period prior to the consummation of the Acquisition, the Acquired Company earned at least 51% of its revenues through the provision of management services to medical groups practicing in musculoskeletal specialties; provided, however, that the Management Company shall not permit the Acquired Company to solicit any additional orthopaedic surgeons in the Combined Exclusivity Area or the Simplified Exclusivity Area, as

applicable, after consummation of such Acquisition.

     16.4. Physician Advisory Board.

     The Management Company is developing an advisory group (the "Physician Advisory Board") to be comprised of physicians practicing in the State of Florida. Upon the establishment of the Physician Advisory Board, and in accordance with the governing documents thereof, the Management Company shall, or shall cause the Physician Advisory Board to, appoint one representative from the Medical Group, which representative shall be a physician equity owner of the Medical Group, to serve on the Physician Advisory Board.

     16.5. Ancillary Services Facilities.

     (a) The Management Company shall use its reasonable best efforts to develop and establish (i) a diagnostic services facility within 12 months after the Signature Date and (ii) an ambulatory surgery center within 18 months after the Signature Date, each for use by the Medical Group.

     (b) The Management Company shall perform or cause to be performed feasibility studies for a hand center and a joint center for use by the Medical Group, and if either such center is deemed commercially feasible, then the Management Company shall use its best efforts to develop and establish such center within 18 months after the Signature Date.

     16.6. Business Plan.

     The Management Company shall cooperate with the Operations Committee in developing an annual business plan (the "Business Plan") for the Medical Group. The Business Plan shall include the goals and objectives of the Medical Group, and will set forth the efforts, methods and resources to be used by the Management Company and the Medical Group to achieve such annual goals and objectives. The Business Plan shall be prepared and delivered by the Operations Committee to the Medical Group and the Management Company within 60 days after the end of each fiscal year. The Management Company shall, as soon as reasonably practicable after the end of each year, deliver to the Operations Committee a written annual report on the completion of the goals and objectives set forth in the Business Plan.


     16.7. Business Combination.

     In the event the Medical Group and LOA agree to consummate a business combination between them, the Management Company shall use its best efforts to effectuate such combination. The Management Company shall pay all costs (excluding legal fees and disbursements) actually incurred by any party hereto relating to the administrative changes required in connection with such combination.

     SECTION 17. Assignment.

     The Management Company shall have the right to assign its rights and delegate its obligations hereunder for security purposes or as collateral to any affiliate and to assign its rights hereunder to any lending institution from which the Management Company or any affiliate obtains financing. Except as set forth in the preceding sentence, neither the Management Company nor the Medical Group shall have the right to assign their respective rights and delegate their respective obligations hereunder without the prior written consent of the other party; provided, however, that after the consummation of an initial public offering of the Management Company's common stock, the Medical Group's consent shall not be required in connection with any assignment by the Management Company arising out of or in connection with a sale of all or substantially all of the stock or assets of the Management Company or the merger, consolidation, or reorganization of the Management Company.

     SECTION 18. Notices.

     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, telecopied (with original sent by mail), sent by nationally-recognized overnight courier, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

     If to the Management Company:

          BMJ Medical Management, Inc.
          4800 North Federal Highway, Suite 104D
          Boca Raton, Florida  33431
          Attention:  Naresh Nagpal, M.D., President
          Telecopier: (561) 391-1389;

     with a copy to:

          O'Sullivan Graev & Karabell, LLP
          30 Rockefeller Plaza
          New York, New York  10112
          Attention:  Jeffrey S. Held, Esq.

          Telecopier: (212) 408-2420; and
     If to the Medical Group:

          Orthopaedic Surgery Associates, INC.
          1401 N.W. 9th Avenue
          Boca Raton, Florida  33486
          Attention:  John A. Van Houten, M.D.
          Telecopier: (561) 395-4551;

     with a copy to:

          Strawn, Monaghan & Cohen, P.A.
          54 Northeast Fourth Avenue
          Delray Beach, Florida  33483
          Attention:  Jeffrey L. Cohen, Esq.
          Telecopier: (561) 278-9462;

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery and telecopier, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, and (c) in the case of mailing, on the third business day following the day on which the piece of mail containing such communication is posted.

     SECTION 19. Benefits of Agreement.

     This Agreement shall bind and inure to the benefit of any successors to or permitted assigns of the Management Company and the Medical Group.

     SECTION 20. Severability.

     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 21. Governing Law.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the laws and principles thereof, or of any other jurisdiction, which would direct the application of the laws of another jurisdiction. The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement may lie in any Federal or state court located in Broward County, Florida or the Southern District of Florida. By execution and delivery of this Agreement, the parties hereto irrevocably submit to the non-exclusive jurisdiction of such courts for themselves and in respect of their property with respect to such action. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any other jurisdiction. The parties hereto irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties hereto shall act in good faith and shall refrain from taking any actions to circumvent or frustrate the provisions of this Agreement.

     SECTION 22. Headings.

     Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

     SECTION 23. Entire Agreement; Amendments.

     This Agreement and the exhibits and schedules hereto contain the entire understanding of the parties with respect to its subject matter, and neither this Agreement nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by all of the parties against whom enforcement is sought.

     SECTION 24. Attorneys' Fees.

     In the event of any dispute or controversy arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs and expenses, including attorneys' fees and accountants' fees, incurred in connection with such dispute or controversy.

     SECTION 25. Counterparts.

     This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     SECTION 26. Waivers.

     Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     SECTION 27. Survival of Termination.

     Notwithstanding anything contained herein to the contrary, Sections 3.3(f), 11, 12.3, 12.4, 13, 14, 15, 18, 19, 20, 21, 23, 24 and this Section 27 shall survive any expiration or termination of this Agreement.

     SECTION 28. Contract Modification for Prospective Legal Events.

     In the event that legal counsel for either party determines (the "Legal Determination") that the ability of the parties to fulfill their material obligations hereunder are materially and adversely impacted by any change in Federal, state or local law, rules, regulations or any published official interpretation of any of the foregoing, as applied to this Agreement, and such Legal Determination is confirmed in writing by independent legal counsel jointly selected by the parties, then the parties shall negotiate in good faith to amend this Agreement to avoid such materially adverse impact, while maintaining the material economic benefits intended to be conferred hereby, if possible. If this Agreement is not so amended within thirty (30) days after confirmation by the independent legal counsel, then this Agreement may be terminated by either party. The fees and expenses of the independent counsel shall be borne equally by the parties if such independent counsel confirms the Legal Determination, and shall be borne solely by the initiating party if the Legal Determination is not so confirmed. Each party shall pay its own legal costs and fees in connection with the foregoing.

                                    * * * * *

     IN WITNESS WHEREOF, the parties have duly executed this Management Services Agreement as of the date first above written.

                                          ORTHOPAEDIC SURGERY ASSOCIATES, INC.


                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                          BMJ MEDICAL MANAGEMENT, INC.


                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

Acknowledged and Agreed to
 (as to Sections 4, 9.7,
   12.2, 14 and 15):


------------------------------
Stewart Eidelson, M.D.


------------------------------
John VanHouten, M.D.


------------------------------
Robert Zann, M.D.


------------------------------
Eric Shapiro, M.D.


------------------------------
Edgar Handal, M.D.


------------------------------

Brandon Luskin, M.D.